Exhibit 10.1

ALPINVEST PARTNERS

THE BLACKSTONE GROUP

THE CARLYLE GROUP

HELLMAN & FRIEDMAN

KOHLBERG KRAVIS ROBERTS & CO.

THOMAS H. LEE PARTNERS

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.A.R.L.

VALCON ACQUISITION HOLDING B.V.

VALCON ACQUISITION B.V.

SHAREHOLDERS’ AGREEMENT

REGARDING

VNU GROUP B.V.

21 DECEMBER 2006

Clifford Chance LLP

Droogbak 1A

1013 GE Amsterdam

The Netherlands

	9.4	Tag-Along	38

10.	IPO and Public Offering Rights		41

	10.1	Structural Considerations	41
	10.2	Piggyback Offerings	43
	10.3	Requested Offerings	45
	10.4	Obligations of Issuer in Connection with Public Offerings	48
	10.5	Holdback	50
	10.6	Post-IPO Sales	51
	10.7	Sales in a Tender Offer	51
	10.8	Acknowledgment by Subsidiaries	52

11.	Subsequent share acquisitions; additional equity funding		52

	11.1	Acquisition of 100% of the Shares in VNU	52
	11.2	Additional Equity Funding	52
	11.3	Equity Syndication and Certain Reallocations Among Investors	52

12.	Representations and Warranties		55

	12.1	Representations and Warranties of the Investors	55

13.	Additional Covenants and Agreements		56

	13.1	Advisory Services Agreement	56
	13.2	Directors' Fees and Expenses	56
	13.3	Certain Tax Matters	56
	13.4	Corporate Opportunities	57
	13.5	Non-Competition	58
	13.6	Non-Solicitation	59
	13.7	Access to Information, Financial Statements, Confidentiality and Public Announcements	59
	13.8	Standstill	61

14.	Miscellaneous		61

	14.1	Waiver; Amendment	61
	14.2	Effectiveness; Termination	62
	14.3	Notices	62
	14.4	Applicable Law	62
	14.5	Disputes	63
	14.6	Assignment	63
	14.7	Specific Performance	63
	14.8	Fiduciary Duties; Exculpation Clause	63
	14.9	No Recourse	64
	14.10	Further Assurances	64
	14.11	Several Obligations	64
	14.12	Third Parties	64
	14.13	Entire Agreement	64
	14.14	Titles and Headings	64
	14.15	No Other Agreements	65
	14.16	Binding Effect	65
	14.17	Severability	65
	14.18	Counterparts	65

SCHEDULE 1		Investors	67

SCHEDULE 2		Initial Investments and Remaining Equity Commitments	68

SCHEDULE 3		Simplified Acquisition Structure chart	69

SCHEDULE 4		Form of Accession Agreement	70

SCHEDULE 5	Initial Members of Boards and Committees	74

	Part A Luxco Managers	74

	Part B VNU Directors	74

	Part C Executive Committee	75

	Part D Audit Committee	75

	Part E Compensation Committee	75

	Part F Finance Committee	75

	Part G Investors' Committee	76

	Part H Observers to Luxco Board and VNU Supervisory Board	76

SCHEDULE 6	Actions Requiring Approval	77

	Part A Actions Requiring Unanimous Approval	77

	Part B Actions Requiring Requisite Majority Approval	78

	Part C Actions Requiring Simple Majority Approval	81

SCHEDULE 7	Forms of Advisory Services Agreements	83

	Part A Form of Valcon Advisory Services Agreement	83

	Part B Form of Bidco Advisory Services Agreement	86

SCHEDULE 8	Addresses and Fax Numbers for Notices	95

SCHEDULE 9	Named Competitors	98

SCHEDULE 10	Equity Syndication	99

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”), is made as of 21 December 2006 among:

(1)	Each of the AlpInvest Funds (as listed in Schedule 1, together “AlpInvest”);

(2)	Each of the Blackstone Funds (as listed in Schedule 1, together “Blackstone”);

(3)	Each of the Carlyle Funds (as listed in Schedule 1, together “Carlyle”);

(4)	Each of the Hellman & Friedman Funds (as listed in Schedule 1, together “Hellman & Friedman”);

(5)	Each of the KKR Funds (as listed in Schedule 1, together “KKR”);

(6)	Each of the Thomas H. Lee Partners Funds (as listed in Schedule 1, together “Thomas H. Lee Partners”);

(7)	VALCON ACQUISITION HOLDING (LUXEMBOURG) S.A.R.L., a private limited company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 59, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg (“Luxco”);

(8)	VALCON ACQUISITION HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its registered office at Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 3424 8449 (“Dutch Holdco”); and

(9)	VALCON ACQUISITION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 3424 1179 (the “Bidco”),

Each of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds, and their respective permitted successors and assigns, are collectively referred to herein as the “Investors” and each of them is referred to as an “Investor”. The Investors, Luxco, Dutch Holdco and Bidco, together with any person in the future acceding to this Agreement as envisaged below, are collectively referred to herein as the “Parties”.

WHEREAS:

(A)	Luxco has been formed for the purposes of the acquisition of VNU N.V., a public company with limited liability organized under the laws of the Netherlands, and subsequently converted into VNU Group B.V., a private company with limited liability organized under the laws of the Netherlands (“VNU”), by way of an all-cash public tender offer for any and all of the outstanding ordinary shares and listed 7% preference shares of VNU (the “Offer”), in accordance with the terms and conditions of a Merger Protocol dated 8 March 2006 and subsequently amended (the “Merger Protocol”), between VNU and Valcon Acquisition B.V., a private company with limited liability organized under the laws of the Netherlands (“Bidco”), a wholly-owned indirect subsidiary of Luxco.

(B)	The Investors and certain Affiliates of the Investors entered into an interim investors agreement dated 15 March 2006, as amended on 22 May 2006, 2 June 2006 and August 4, 2006 (the “Interim Investors Agreement”), providing for certain matters relating to the conduct of the Offer, together with a term sheet describing the principal terms of an agreement to be entered into at or after the first settlement date of the Offer, that would provide for certain matters relating to the Investors’ direct and indirect ownership of interests in Luxco and its direct and indirect subsidiaries including VNU and its direct and indirect subsidiaries (collectively, the “Group”) and the governance of the Group on and after the Last Settlement Date.

(C)	The acceptance period with respect to the Offer ended on May 19, 2006 and the post-acceptance period with respect to the Offer ended on June 9, 2006; settlement with respect to the last VNU shares tendered into the Offer took place on June 14, 2006 (the “Last Settlement Date,” provided that, after the “squeeze-out” as contemplated by Article 11.1, the “Last Settlement Date” shall be the day that the “squeeze-out” is consummated and Bidco owns all of the shares in VNU).

(D)	Pursuant to the terms of the Interim Investors Agreement, the Investors have provided initial equity funding to Luxco by subscribing for the numbers of yield free convertible preferred equity certificates, convertible preferred equity certificates and ordinary shares set forth behind their respective names in the second, fifth and seventh columns of Schedule 2 and paying up the respective amounts on those securities set forth behind their respective names in the third, sixth and eighth columns of Schedule 2.

(E)	A diagram of the simplified acquisition structure as of the date hereof is attached as Schedule 3.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

Accession Agreement	shall mean an agreement substantially in the form of Schedule 4.

ADSs	shall mean American Depositary Shares.

Advisory Services Agreement	shall have the meaning specified in Article 13.1.

Affiliate or Affiliated Fund	shall mean (a) with respect to any Investor, any other Person Controlled directly or indirectly by such Investor, Controlling directly or indirectly such Investor or directly or indirectly under the same Control as such Investor, or, in each case, a successor entity to such Investor, provided, however, that (i) Affiliate or Affiliated Fund shall not include any portfolio companies of the relevant Investor or its Affiliates and (ii) with respect to each of the AlpInvest Funds, Affiliate or Affiliated Fund shall not include Stichting Pensioenfonds ABP, Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke

Belangen or any of their respective Affiliates; and provided further, for the avoidance of doubt, that all of the funds mentioned underneath a single heading as a group of funds in Schedule 1 shall in any event be considered Affiliates and Affiliated Funds of each other; and (b) with respect to any Person who is not an Investor, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person.

Affiliated	shall have a meaning correlative to the foregoing.

AFM	shall mean the Netherlands Authority for the Financial Markets.

Agreement	shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

AlpInvest and AlpInvest Funds	shall have the meaning specified in the preamble to this Agreement.

Applicable Offering Document	shall mean, in respect of a Public Offering (i) in The Netherlands, a prospectus required to be filed with the AFM under the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995) as amended from time to time, (ii) in the United States, a prospectus (including a prospectus covering ADSs) required to be filed with the SEC under the Securities Act, and (iii) in any other jurisdiction, a prospectus or other document required to be filed with any Applicable Regulatory Authority and/or in a form and including substantive disclosure customary to an offering of shares to similarly situated purchasers in such jurisdiction.

Applicable Regulatory Authority	shall mean in respect of a Public Offering under (i) the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995) as amended from time to time in The Netherlands, the AFM, (ii) the Securities Act in the United States, the SEC, and (iii) the applicable securities laws in any other jurisdiction, the appropriate governmental agency regulating the listing or public offering of securities, if any, in such jurisdiction.

Assumed Number	shall have the meaning specified in Article 10.1.2.

Audit Committee	shall have the meaning specified in Article 5.2.1.

Authorized Recipients	shall have the meaning specified in Article 13.7.2.

Bidco	shall have the meaning specified in the recitals to this Agreement.

Bidco Advisory Services Agreement	shall have the meaning specified in Article 13.1.

Bidco Board	shall mean the management board of Bidco.

Blackstone and Blackstone Funds	shall have the meaning specified in the preamble to this Agreement.

Board	shall mean any of the Luxco Board, the Dutch Holdco Board, the Bidco Board and the VNU Supervisory Board.

Brokered Exchange Transaction	shall have the meaning specified in Article 10.6.

Budget	shall mean the annual budget of the Group.

Business Day	shall mean a day on which banks are open for business in Amsterdam, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities).

Carlyle and Carlyle Funds	shall have the meaning specified in the preamble to this Agreement.

Change in Control	shall mean any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is that any Person or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934 as in effect on the Effective Date), other than any of the Investors or their Affiliated Funds, obtains (i) direct or indirect ownership of more than 50% of the voting rights of VNU, (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of Luxco, any Intermediate Holdco or VNU, or (iii) all or substantially all of the assets of Luxco, any Intermediate Holdco or VNU.

Compensation Committee	shall have the meaning specified in Article 5.2.1.

Competing Action	shall have the meaning specified in Article 13.4.

Competing Enterprise	shall have the meaning specified in Article 13.4.

Confidential Information	shall have the meaning specified in Article 13.7.

Control	shall mean with respect to a Person (other than an individual) (i) direct or indirect ownership of more than 50% of the voting rights of such Person, or (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of such Person and, for avoidance of doubt, a general partner is deemed to control a limited partnership and, solely for the purposes of this

Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be controlled by such Person (and the terms Controlling and Controlled shall have meanings correlative to the foregoing).

Corporate Director	shall have the meaning specified in Article 3.7.

Corporate Opportunity	shall have the meaning specified in Article 13.4.

CPECs	shall mean each class or series of convertible preferred equity certificates of Luxco.

DB Syndicating Investors	shall have the meaning specified in Article 11.3.2.

Drag-Along Notice	shall have the meaning specified in Article 9.3.2.

Drag-Along Purchaser	shall have the meaning specified in Article 9.3.1.

Drag-Along Sale	shall have the meaning specified in Article 9.3.1.

Drag-Along Sale Costs	shall have the meaning specified in Article 9.3.2.

Dragged Investor	shall have the meaning specified in Article 9.3.1.

Dragging Investor	shall have the meaning specified in Article 9.3.1.

Dutch Corporate Governance Code	shall mean the code of conduct designated pursuant to Section 2:391 paragraph 4 of the Dutch Civil Code, currently being the code of conduct published in the Dutch State Gazette (Staatscourant) on 27 December 2004 (issue 250, 2004).

Dutch Holdco	shall have the meaning specified in the preamble to this Agreement.

Dutch Holdco Board	shall mean the board of management of Dutch Holdco.

Exchange Act	shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

Finance Committee	shall have the meaning specified in Article 5.2.4.

Fund Investors	shall have the meaning specified in Article 11.3.4.

Group	shall have the meaning specified in the recitals to this Agreement.

Hellman & Friedman and Hellman & Friedman Funds	shall have the meaning specified in the preamble to this Agreement.

Holders' Counsel	shall mean (i) for any Piggyback Offering, one firm of legal counsel to represent all Piggybacking Holders for each Selected Offering Jurisdiction in which shares are being sold in such Piggyback Offering and, if different and to the extent necessary, one firm of legal counsel in the jurisdiction of incorporation of Issuer and (ii) for any Requested Offering, one firm of legal counsel to represent the Requesting Holders and all Participating Holders for each Selected Offering Jurisdiction in which shares are being sold in such Requested Offering and, if different and to the extent necessary, one firm of legal counsel in the jurisdiction of incorporation of Issuer.

Incur	shall mean to issue, create, assume, guarantee, incur or otherwise become liable for and the terms Incurred and Incurrence shall have meanings correlative to the foregoing.

Indemnitees	shall have the meaning specified in Article 7.1.1.

Independent VNU Directors	shall have the meaning specified in Article 4.1.1(g), subject to Article 4.1.2.

Information	shall mean the books and records of any member of the Group and information relating to such member of the Group, its properties, operations, financial condition and affairs.

Intermediate Holdcos	shall mean Dutch Holdco, Bidco and any other entity that from time to time is wholly-owned, directly or indirectly, by Luxco, or its successors, and wholly-owns, directly or indirectly, Bidco or its successors and that becomes a Party to this Agreement.

Intermediate Holdco Boards	Shall mean the boards of management (directie) of Dutch Holdco, Bidco and any other Intermediate Holdco.

Interim Investors Agreement	shall have the meaning specified in the recitals to this Agreement.

Investor	shall have the meaning specified in the preamble to this Agreement.

Investor Fund	shall mean, individually and collectively, any of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds.

Investor Fund Manager	means (i) in respect of any AlpInvest Fund, AlpInvest Partners 2006 B.V. or AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., in its capacity of custodian of AlpInvest Partners Later Stage Co-Investments IIA C.V. (ii) in respect of any Blackstone Fund, Blackstone Management Partners V L.L.C., (iii) in respect of any Carlyle Fund, TC Group, L.L.C., (iv) in respect of any Hellman & Friedman Fund, Hellman & Friedman LLC, (v) in respect of any KKR Fund, Kohlberg

Kravis Roberts & Co. L.P. or Kohlberg Kravis Roberts & Co. Ltd., and (vi) in respect of any Thomas H. Lee Partners Fund, THL Managers V, LLC or THL Managers VI, LLC.

Investor Representative	shall have the meaning specified in Article 6.2.1

Investors' Committee	shall have the meaning specified in Article 6.1.

Investors' Committee Chairman	shall have the meaning specified in Article 6.2.2.

Investors' IPO Number	shall have the meaning specified in Article 10.2.1

IPO	shall mean an initial Public Offering of a class of shares of Luxco, any Intermediate Holdco or VNU, as determined by the Investors' Committee.

IRC	shall have the meaning specified in Article 10.1.21.

Issuer	shall have the meaning specified in Article 10.1.1.

KKR and KKR Funds	shall have the meaning specified in the preamble to this Agreement.

KKR Allocated Portion	shall have the meaning specified in Article 10.1.2.

KKR Syndicated Portion	shall have the meaning specified in Article 11.3.1.

Last Settlement Date	shall have the meaning specified in the preamble to this Agreement.

Listed Shares	shall have the meaning specified in Article 10.1.2.

Losses	shall have the meaning specified in Article 7.1.1.

LP Distribution	shall have the meaning specified in Article 10.6.

Luxco	shall have the meaning specified in the preamble to this Agreement.

Luxco Board	shall mean the board of managers of Luxco.

Luxco Chairman	shall have the meaning specified in Article 3.1.1.

Luxco Manager	shall have the meaning specified in Article 3.1.1.

Luxco Manager A	shall have the meaning specified in Article 3.1.1.

Luxco Manager B	shall have the meaning specified in Article 3.1.1.

Management	shall mean such senior members of management of VNU as shall be designated by the Investors' Committee in accordance with Article 6.6.

Maximum Allocation	shall have the meaning specified in Article 9.4.2(b).

Maximum Offering Size	shall have the meaning specified in Article 10.2.2.

Merger Protocol	shall have the meaning specified in the recitals to this Agreement.

Named Competitor	shall have the meaning specified in Article 13.5.

New Investors	shall have the meaning specified in Article 11.4.1 of this Agreement.

New KKR Investors	shall have the meaning specified in Article 11.4.1 of this Agreement.

New THL Investors	shall have the meaning specified in Article 11.4.1 of this Agreement.

New Securities	shall mean any shares or options, warrants or other securities or rights convertible or exchangeable into or exercisable for shares of Luxco or any other member of the Group (which term shall include securities deemed to be shares by the US Internal Revenue Service, such as YFCPECs and CPECs); provided, however, that New Securities shall not include: (i) securities to be issued by Issuer in connection with an IPO or any other Public Offerings; (ii) securities to be issued in connection with any pro rata stock split or stock dividend of Luxco; (iii) securities to be issued as consideration for, or in connection with, an acquisition of any business or all or substantially all of such business's assets by any member of the Group whether by merger or otherwise; (iv) securities to be issued in connection with any employee equity incentive plan or similar benefit programs or agreements approved by the Investors' Committee where the principal purpose is not to raise additional equity capital; and (v) any Replacement Securities issued pursuant to Article 10.1.1.

Offer	shall have the meaning specified in the recitals to this Agreement.

Offering Expenses	shall mean any and all expenses incident to performance of or compliance with the provisions of Article 10 or any underwriting agreement entered into in accordance therewith, including, without limitation, (i) all listing, registration, qualification and quotation fees of any Applicable Regulatory Authority or of any securities exchange or securities quotation system, (ii) all fees and expenses of complying with all applicable securities laws, (iii) all road show, printing, messenger and delivery expenses, (iv) all rating agency fees, (v) the fees and disbursements of legal counsel in each relevant jurisdiction for the (proposed) Issuer or its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of Holders' Counsel, (vii) all fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the (proposed) Issuer so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (viii) all fees and expenses incurred in connection with the creation of ADSs, including the reasonable fees and disbursements of the depositary for such ADSs that the (proposed)
Issuer, and not the depositary, is required to pay, and (ix) other reasonable out-of-pocket expenses of
Selling Holders in connection therewith.

Offering Request	shall have the meaning specified in Article 10.3.1.

Participating Holders	shall have the meaning specified in Article 10.3.1.

Participating Investors	shall have the meaning specified in Article 10.3.2

Permitted Transfer	shall have the meaning specified in Article 9.2.

Permitted Transferee	shall have the meaning specified in Article 9.2.

Person	shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

Piggyback Offering	shall have the meaning specified in Article 10.2.1.

Piggyback Right	shall have the meaning specified in Article 10.2.1.

Piggybacking Holder	shall have the meaning specified in Article 10.2.1.

Piggybacking Investor	shall have the meaning specified in Article 10.2.1.

Post-IPO Sale	shall have the meaning specified in Article 10.6.

Pre-emptive Right.	shall have the meaning specified in Article 8.1.1

Privately Negotiated Transaction	shall have the meaning specified in Article 10.6.

Proportionate Percentage	shall have the meaning specified in Article 8.1.1.

Pro Rata Portion	shall have the meaning specified in Article 10.2.1

Public Offering	shall mean, with respect to any securities of a class that is the same as any class of Listed Shares: (i) any sale of such securities to the public in an offering under the laws, rules and regulations of any non-U.S. jurisdiction or (ii) any sale of such securities to the public in an offering pursuant to an effective registration statement under the Securities Act (other than a registration on Form S-4, F-4 or S-8, or any successor or other forms promulgated for similar purposes).

Related Party	shall mean the parties to a Related Party Transaction.

Related Party Transaction	shall mean any transaction between, on the one hand, any members of the Group and, on the other hand, any Investor or any Affiliate of any Investor (excluding any member of the Group), provided, however, that the following will not be deemed to be Related Party Transactions: (i) the Advisory Services Agreement or the Bidco Advisory Services Agreements or any amount contemplated by or paid in accordance with any such agreement, (ii) the directors' fees and expenses contemplated by Article 13.2, (iii) any subscription of New Securities in accordance with a Pre-emptive Right, (iv) any VCOC Management Rights Agreements, and (v) the transactions contemplated by Article 10.1.

Remaining Equity Commitment	shall have the meaning specified in Article 11.2.

Remaining Shares	shall have the meaning specified in Article 10.2.2

Reorganization Transaction	shall have the meaning specified in Article 10.1.1.

Replacement Securities	shall have the meaning specified in Article 10.1.1.

Representatives	shall mean, for any Investor, the Investor Representative(s) and the Affiliates (excluding, for the avoidance of doubt, any member of the Group) of such Investor and such Investor's and each such Affiliate's respective directors, managers, officers, partners, members, principals, employees, professional advisers and agents.

Requested Offering	shall have the meaning specified in Article 10.3.1.

Requesting Holders	shall have the meaning specified in Article 10.3.1.

Requisite Majority	shall have the meaning specified in Article 6.6.4(a).

SEC	shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

Securities Act	shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

Selected Offering Jurisdiction	shall mean (i) for an IPO, (x) The Netherlands, the United States and/or any other jurisdiction or market where a Public Offering could reasonably be expected to optimize the price and liquidity for the shares proposed to be sold; and (ii) for any Public Offering after an IPO, (x) the jurisdiction(s) in which such IPO was conducted and/or (y) any other jurisdiction or market where a Public Offering could reasonably be expected to optimize the price and liquidity for the shares proposed to be sold.

Selected Securities Exchange	shall mean (i) for a Public Offering in The Netherlands, the Euronext Amsterdam securities exchange, (ii) for a Public Offering in the United States, the New York Stock Exchange or the National Association of Securities Dealers' automated quotation system or (iii) for a Public Offering in any other jurisdiction, any regulated national securities exchange in such jurisdiction.

Selling Holders	shall mean the Piggybacking Holders (in the case of a Piggyback Offering) and the Requesting Holders and the Participating Holders (in the case of a Requested Offering).

Selling Investors	shall mean the Piggybacking Investors (in the case of a Piggyback Offering) and the Requesting Holders and the Participating Investors (in the case of a Requested Offering).

Shares	shall mean the ordinary shares, par value €25 per share, of Luxco.

shares	when used herein shall be deemed to include ordinary shares, preferred shares and any other class of equity securities, including partnership interests or equity interests in other non-corporate entities, as the context requires.

Tag-Along Beneficiary	shall have the meaning specified in Article 9.4.2.

Tag-Along Notice	shall have the meaning specified in Article 9.4.2.

Tag-Along Notice Period	shall have the meaning specified in Article 9.4.2.

Tag-Along Offer	shall have the meaning specified in Article 9.4.2.

Tag-Along Portion	shall have the meaning specified in Article 9.4.2.

Tag-Along Purchaser	shall have the meaning specified in Article 9.4.2.

Tag-Along Response Notice	shall have the meaning specified in Article 9.4.2.

Tag-Along Right	shall have the meaning specified in Article 9.4.2.

Tag-Along Sale	shall have the meaning specified in Article 9.4.2.

Tag-Along Sale Costs	shall have the meaning specified in Article 9.4.7

Tag-Along Sale Settlement Date	shall have the meaning specified in Article 9.4.2.

Tag-Along Seller	shall have the meaning specified in Article 9.4.2.

Tagging Person	shall have the meaning specified in Article 9.4.2.

Temporary Unit Transfers	shall have the meaning specified in Article 10.7.

Tender	shall have the meaning specified in Article 10.7.

Tender Offer	shall have the meaning specified in Article 10.7.

Third Party	shall mean any Person (or group of Persons) that is not an Investor or an Affiliate of an Investor.

THL Allocated Portion	shall have the meaning specified in Article 11.4.3.

Thomas H. Lee Partners and Thomas H. Lee Partners Funds	shall have the meaning specified in the preamble to this Agreement.

Trading Date	shall have the meaning specified in Article 10.6.

Trading Volume Limitation	shall have the meaning specified in Article 10.6.

Transfer	shall mean a transfer, sale, assignment, pledge, hypothecation or other disposition by a Person of a legal or beneficial interest in another Person, whether directly or indirectly, including pursuant to the creation of a derivative security (other than phantom stock or similar incentive plans for employees), the grant of an option or other right, the imposition of a restriction on disposition or voting or by operation of law.

Transferred KKR Interests	shall have the meaning specified in Article 11.4.2.

Transferred THL Interests	shall have the meaning specified in Article 11.4.3.

Units	shall mean, individually and collectively, the Shares, the YFCPECs, the CPECs and any New Securities and, following any Reorganization Transaction pursuant to Article 10.1 as a result of which all or any portion of the Shares, the YFCPECs, or the CPECs are exchanged for or otherwise replaced by any Replacement Securities, Units shall also mean such Replacement Securities (unless the context otherwise requires).

VCOC Management Rights Agreement	shall mean those certain management rights agreements by and among Luxco, VNU and the Investors (or funds) party thereto granting such Investors (or funds) certain informational and other rights with respect to the Group.

VNU	shall have the meaning specified in the recitals to this Agreement.

VNU Articles	Shall mean the articles of association (statuten) of VNU from time to time in effect.

VNU Board Committees	shall have the meaning specified in Article 5.2.1.

VNU Director	shall have the meaning specified in Article 4.1.1.

VNU General Meeting	shall mean the general meeting of all shareholders of VNU.

VNU Supervisory Board	shall mean the supervisory board (raad van commissarissen) of VNU.

VNU Supervisory Board Chairman	shall have the meaning specified in Article 4.1(a).

VNU Supervisory Board Rules	shall mean the supervisory board rules (commissarissen reglement) adopted by the VNU Supervisory Board in accordance with the VNU Articles form time to time.

Voting Interest	shall mean the aggregate number of votes exercisable at a general meeting of shareholders of Luxco, attached to the shares in Luxco comprised in the Units (i) held by an Investor or group of Investors at a particular time or (ii) with respect to which an Investor or group of Investors has the authority and power to vote, pursuant to a power of attorney, transfer of voting rights or otherwise, subject to Article 11.3.2.

Wholly-Owned Subsidiary	shall mean, with respect to any Person, any other Person of which 100% of its securities are owned at the time of determination, directly or indirectly, by such first Person (other than any shares required by any applicable law or regulation to be held by any other Person, such as directors' qualifying shares).

YFCPECs	shall mean each class and series of yield free convertible preferred equity certificates of Luxco.

1.2	Interpretation

(a)	Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

(b)	The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)	A reference to any Party or any party to any other agreement or document shall include such Party or party's successors and permitted assigns.

(e)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

2.	IMPLEMENTATION MATTERS

2.1	Organizational Documents

Each Investor shall, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof to, take any and all action within its power to procure that the organizational documents of Luxco and each other member of the Group (including any rules, regulations or policies of any governing body thereof) shall reflect the terms of this Agreement to the extent recommended by Luxembourg, United States and/or Dutch counsel to the Group, so as to effectuate and preserve the intent of the Parties as set out herein. Without limiting the generality of the foregoing, each Investor shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof to take, any and all action within its power to adopt any and all amendments to the VNU Articles and the VNU Supervisory Board Rules which are necessary, appropriate or desirable and which are approved in accordance with the terms of this Agreement, including the actions or matters that require the prior approval of the Investors' Committee as set forth in Article 6.6 or elsewhere in this Agreement and that have been so approved.

2.2	Conflicts or Inconsistencies

In all events this Agreement will govern and prevail as among the Investors in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the organizational documents of Luxco or any other member of the Group.

2.3	Effectuating the Intent of the Parties

Each Investor shall (i) vote its Shares, grant powers of attorney, execute documents and take all other action in its power and authority as a shareholder of Luxco and (ii) cause its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof to exercise their voting rights on each such body, in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein, including voting in favour of and consenting to any transactions involving any member of the Group that are approved by the Investors' Committee.

2.4	Applicable Law

The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by applicable law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision. Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by law or the provisions of this Agreement to be taken by the Parties but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, the Parties agree to act in accordance with such corporate formality or other procedure to the extent recommended by counsel to the Group in the relevant jurisdiction.

3.	LUXCO BOARD OF MANAGERS

3.1	Composition of the Luxco Board

3.1.1	The Luxco Board shall be composed of twelve members:

(a)	ten individuals shall be managers B (the "Luxco Managers B") and shall be nominated by the Investors as follows:

(i)	one individual shall be nominated by AlpInvest;

(ii)	two individuals shall be nominated by Blackstone (one of such individuals shall be designated by Blackstone Capital Partners (Cayman) V, L.P. until such time as Blackstone ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Blackstone Capital Partners (Cayman) V, L.P. until such time as Blackstone ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(iii)	two individuals shall be nominated by Carlyle (one of such individuals shall be designated by CEP II Participations Sarl SICAR until such time as Carlyle ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Carlyle Partners IV Cayman, L.P. until such time as Carlyle ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(iv)	one individual shall be nominated by Hellman & Friedman Capital Partners V (Cayman), L.P.;

(v)	two individuals shall be nominated by KKR (one of such individuals shall be designated by KKR Millennium Fund (Overseas), Limited Partnership until such time as KKR ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by KKR Millennium Fund (Overseas), Limited Partnership until such time as KKR ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(vi)	two individuals shall be nominated by Thomas H. Lee Partners (one of such individuals shall be designated by Thomas H. Lee (Alternative) Fund V, L.P. until such time as Thomas H. Lee Partners ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Thomas H. Lee Partners Equity VI, L.P. until such time as Thomas H. Lee Partners ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date); and

(b)	two individuals shall be managers A (the "Luxco Managers A"), shall be required to be resident in the Grand Duchy of Luxembourg, and shall be nominated by a Requisite Majority of the Investors' Committee. The Investors' Committee may also decide by a Requisite Majority to increase or decrease the number of Luxco Managers A (provided that there shall always be at least one Luxco Manager A).

The Luxco Managers A and the Luxco Managers B are together referred to as the "Luxco Managers". The initial Luxco Managers are set forth in Part A of Schedule 5 to this Agreement. The right to nominate Luxco Managers for appointment to the Luxco Board is personal to each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to do so and may not be assigned by any such Investor (or the applicable fund of such group of Affiliated Investors) as part of a Transfer or otherwise without the consent of the Investors' Committee (except as permitted pursuant to the proviso in the last sentence of Article 14.6).

3.1.2	The Parties shall take all reasonable action necessary to procure that the Luxco Manager designated by the Investors' Committee to serve as the chairman of the Luxco Board (the "Luxco Chairman") shall be so appointed by the Luxco Board.

3.1.3	Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to nominate one or more Luxco Managers for appointment shall nominate the same individual(s) for such appointment as have been appointed as its Investor Representative(s) on the Investors' Committee pursuant to Article 6.2.1, unless the Investors' Committee has approved a different appointment (such approval not to be unreasonably withheld).

3.1.4	Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to nominate a Luxco Manager for appointment shall also be entitled, by notice in writing to Luxco and to each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), at any time or from time to time to nominate for removal any Luxco Manager nominated by it and to nominate for appointment in place thereof another individual to serve as its Luxco Manager in accordance with the provisions of this Article 3. In such event, (i) the nominating group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) shall take all reasonable action necessary to procure that such Luxco Manager resigns from the Luxco Board and (ii) if such Luxco Manager will not resign, each Investor (including the nominating Investor) agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practicable on request. In addition, each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to nominate a Luxco Manager for appointment shall, upon the death or resignation of such Luxco Manager, be entitled to nominate for appointment in place thereof another individual to serve as its Luxco Manager in accordance with the provisions of this Article 3. Without limiting the preceding provisions, no group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) shall be entitled to nominate for removal, appointment or re-appointment any Luxco Manager except for the Luxco Manager it is entitled to nominate for removal, appointment or re-appointment pursuant to the provisions of this Article 3. Each Investor agrees to vote its Shares in favour of the appointment or re-appointment of the Luxco Managers nominated for appointment or re-appointment by each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to do so hereunder. Notwithstanding the foregoing provisions of this Article 3.1.4, if a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) nominates for appointment as a Luxco Manager an individual who is not a director, manager, officer or employee of the Investor Fund Manager to such Investor or to an Affiliated Fund of such Investor (as the case may be), or of a subsidiary of that Investor Fund Manager, then such individual shall be subject to the prior approval of a majority of the Investor Representatives on the Investors' Committee (excluding any Investor Representatives designated by such Investor or its Affiliates). None of the Luxco Managers shall be entitled to receive any severance payments upon his removal, death, resignation or otherwise vacating his position as a Luxco Manager. Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) agrees, in respect of any Luxco Manager nominated by such group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), to indemnify Luxco and each other Investor from any claims and liabilities with respect to any severance payment that becomes payable to any such Luxco Manager.

3.1.5	Each Investor agrees to take (to the extent such action is within such Investor’s power or control in its capacity as an investor in Luxco or through its nominees, designees or representatives on the Luxco Board), and agrees to cause Luxco to take, any and all action necessary to approve the designation and appointment of the Luxco Managers designated by a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) in accordance with this Article 3.1.

3.2	Abstention on Related Party Transactions

An Investor's Luxco Manager(s) shall abstain from the vote of the Luxco Board on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor's Luxco Manager(s) shall not be entitled to receive board materials relating to a Related Party Transaction or to participate in board deliberations relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by a Requisite Majority of the Investors' Committee.

3.3	Changes in Shareholding

3.3.1	In the event an Investor (together with any Investor that is Affiliated with such Investor) entitled to nominate for appointment two Luxco Managers ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units held by that Investor (together with any Investor that is Affiliated with that Investor) on the Last Settlement Date, then (i) such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that one of the Luxco Managers nominated by such Investor (together with any Investor that is Affiliated with such Investor) shall immediately resign, and (ii) such Investor (together with any Investor that is Affiliated with such Investor) shall from that time forward only have the right to nominate for removal, appointment or re-appointment one Luxco Manager.

3.3.2	In the event an Investor (together with any Investor that is Affiliated with such Investor) entitled to nominate for appointment only one Luxco Manager (either on the basis of Article 3.1.1 or on the basis of Article 3.3.1) ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units held by that Investor (together with any Investor that is Affiliated with that Investor) on the Last Settlement Date, then (i) such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that the Luxco Manager nominated by such Investor (together with any Investor that is Affiliated with such Investor) shall immediately resign, and (ii) such Investor (together with any Investor that is Affiliated with such Investor) shall from that time forward not have the right to nominate for removal, appointment or re-appointment any Luxco Manager.

3.4	Meetings of the Luxco Board; Observers

3.4.1

The Luxco Board will meet as often as it deems necessary or appropriate or upon the request of the Luxco Chairman. Any Luxco Manager may request that the Luxco Chairman call a meeting of the Luxco Board to discuss any matter requiring action or consideration by the Luxco Board and, upon receipt of any such request, together with a description of the matter(s) to be discussed at such meeting and any supporting materials necessary or appropriate for the Luxco Managers to prepare for such meeting, the Luxco

Chairman will call such meeting as soon as reasonably practicable, provided, however, that the Luxco Chairman will not be required to call any such meeting if a meeting of the Luxco Board was held within four weeks prior to such request and such matter was raised at such meeting or if a meeting is scheduled to be held within four weeks after such request. The Luxco Board may meet in person, by teleconference or by videoconference (or by any combination thereof). Notwithstanding the foregoing, the Luxco Board will meet in person (to the greatest extent possible) at least two times each year in Luxembourg.

3.4.2	Quorum for any meeting of the Luxco Board shall require the presence (in person or by telephone, or by proxy or power of attorney) of a majority of the Luxco Managers, provided that a meeting of the Luxco Board shall not be quorate unless (i) at least one Luxco Manager B nominated by each group of Affiliated Investors is present (in person or by telephone or by proxy or power of attorney) and (ii) at least one Luxco Manager A is present in person. If a quorum is not present at a meeting of the Luxco Board, the Luxco Managers present at such meeting shall require that the meeting be adjourned and reconvened on a date at least 2 Business Days following the time of such adjourned meeting. The quorum for such reconvened meeting shall require the presence (in person or by telephone or by proxy or power of attorney) of a majority of the Luxco Managers.

3.4.3	A Luxco Manager may only give a proxy or power of attorney to attend and vote at a meeting of the Luxco Board to another Luxco Manager.

3.4.4	Each group of Affiliated Investors that has the right to nominate one or more Luxco Managers shall have the right to designate (and remove) one observer to the Luxco Board, provided that such observer shall only be entitled to attend any meeting of the Luxco Board at which one or more of the Luxco Managers nominated by such group of Affiliated Investors does not attend. The initial observers for the Luxco Board are set forth in Part H of Schedule 5 to this Agreement. An observer shall not be entitled to participate in or observe any Luxco Board deliberations in which the Luxco Manager(s) nominated by the group of Affiliated Investors that designated such observer are not entitled to participate pursuant to Article 3.2. If an observer is entitled to attend a Luxco Board meeting and sufficient advance notice is provided to the Luxco Chairman of such observer's intention to attend such meeting, such observer shall be entitled to receive the same documentation (including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Luxco Managers. An observer shall not have the right to vote on any matter under consideration by the Luxco Board. The observer rights granted pursuant to this Article 3.4.4 shall be in addition to, and not in limitation of, any rights granted to Investors (or funds) pursuant to the VCOC Management Rights Agreements.

3.5	Decisions of the Luxco Board

Subject to prior approval of the Investors' Committee with respect to items mentioned in Articles 6.6.3 and 6.6.4, decisions of the Luxco Board shall be taken by simple majority vote of the Luxco Managers present at a meeting of the Luxco Board for which there is a quorum, and each Luxco Manager shall have one vote (provided that, for avoidance of doubt, a Luxco Manager representing one or more absent Luxco Managers by proxy or power of attorney shall be entitled to cast the vote of each such absent Luxco Manager). Decisions of the Luxco Board may be taken or ratified by unanimous written consent. The powers and activities of the Luxco Board shall be subject to the provisions of Article 6.6.

3.6	Representation of Luxco

No single member of the Luxco Board shall be entitled to represent Luxco or to take any action on its behalf without the prior authorization and approval of the Luxco Board at any meeting duly convened or pursuant to any written resolutions (including any standing resolutions) duly taken. Each action taken on behalf of Luxco, once duly authorized in accordance with the preceding sentence, shall require the signature of at least one Luxco Manager A and at least one Luxco Manager B.

3.7	Intermediate Holdco Boards

The Parties agree that, subject to the requirements of applicable laws and regulations, the Dutch Holdco Board and the Bidco Board shall be composed of two members as follows:

(f)	Luxco; and

(g)	an individual who shall be resident in The Netherlands, nominated by a Requisite Majority of the Investors' Committee.

Provided that at any time the Investors' Committee may determine that Luxco and the individual referred to in Article 3.7(g) should resign as members of either the Dutch Holdco Board or the Bidco Board and be replaced by individuals, and in such event the provisions of Articles 3.1 through 3.6 shall apply, mutatis mutandis, in respect of the Dutch Holdco Board or the Bidco Board, as the case may be.

3.8	Formalities

The Investors acknowledge that, in accordance with applicable law, members of the Luxco Board, the Dutch Holdco Board and the Bidco Board are elected by the general meeting (or written resolution) of the shareholders of the relevant entity. Accordingly, to enhance the enforceability of the rights and obligations of the Investors under this Article 3, the Investors agree to comply with all such formalities to the extent recommended by Luxembourg and/or Dutch counsel to the Group. For avoidance of doubt, the Parties intend that their respective rights and obligations shall be as set forth under this Article 3 and further intend that such rights and obligations shall not be, nor be deemed to be, adversely affected in any way by the additional requirements (if any) under this Article 3.8.

4.	VNU SUPERVISORY BOARD

4.1	Composition of the VNU Supervisory Board

4.1.1	Until November 24, 2007, the VNU Supervisory Board shall be composed of at least twelve members (each, a "VNU Director") as follows:

(a)	one individual nominated by AlpInvest;

(b)

two individuals nominated by Blackstone (one of such individuals shall be designated by Blackstone Capital Partners (Cayman) V, L.P. until such time as Blackstone ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Blackstone Capital

Partners (Cayman) V, L.P. until such time as Blackstone ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(c)	two individuals nominated by Carlyle (one of such individuals shall be designated by CEP II Participations Sarl SICAR until such time as Carlyle ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Carlyle Partners IV Cayman, L.P. until such time as Carlyle ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(d)	one individual nominated by Hellman & Friedman Capital Partners V (Cayman), L.P.;

(e)	two individuals nominated by KKR (one of such individuals shall be designated by KKR Millennium Fund (Overseas), Limited Partnership until such time as KKR ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by KKR Millennium Fund (Overseas), Limited Partnership until such time as KKR ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(f)	two individuals nominated by Thomas H. Lee Partners (one of such individuals shall be designated by Thomas H. Lee (Alternative) Fund V, L.P. until such time as Thomas H. Lee Partners ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Thomas H. Lee Partners Equity VI, L.P. until such time as Thomas H. Lee Partners ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date); and

(g)	at least two individuals (the "Independent VNU Directors") who shall (i) be independent within the meaning of the relevant provisions of the Merger Protocol, and be nominated by the Investors' Committee, subject to Article 6.6.4(b).

The initial VNU Directors are set forth in Part B of Schedule 5 to this Agreement. The right to nominate VNU Directors for appointment to the VNU Supervisory Board is personal to each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to do so and may not be assigned by any such group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) as part of a Transfer or otherwise without the consent of the Investors' Committee (except as permitted pursuant to the proviso in the last sentence of Article 14.6).

4.1.2

From November 25, 2007 onwards, the VNU Supervisory Board shall be composed of at least ten members, nominated in accordance with Article 4.1.1, paragraphs (a) through (f) inclusive, without prejudice to the right of the Investors' Committee to decide to retain or appoint one or more Independent VNU Directors, subject to and in accordance with Article 4.1.1, paragraph (g) and Article 6.6.4(b), and provided that from that date onwards any such Independent VNU Directors shall no longer be required to be independent within the meaning of the relevant provisions of the Merger Protocol.

4.1.3	Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to nominate one or more VNU Directors for appointment shall nominate the same individual(s) for such appointment as have been appointed as its Investor Representative on the Investors' Committee, unless the Investors' Committee has approved a different appointment (such approval not to be unreasonably withheld).

4.1.4	The Parties shall take all reasonable action necessary to procure that the VNU Director designated by the Investors' Committee to serve as chairman of the VNU Supervisory Board (the "VNU Chairman") shall be so appointed by the VNU Supervisory Board.

4.1.5	Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to designate a VNU Director shall be entitled, by notice in writing to each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), at any time or from time to time, to request the removal of any VNU Director designated by it and to designate for appointment in place thereof another individual to serve as its VNU Director in accordance with the provisions of this Article 4. In such event, (i) the designating group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) shall take all reasonable action necessary to procure that such VNU Director resigns from the VNU Supervisory Board and (ii) if such VNU Director will not resign, Holdco agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practical upon request. In addition, each Investor entitled to nominate a VNU Director for appointment shall, upon the death or resignation of such VNU Director, be entitled to nominate for appointment in place thereof another individual to serve as its VNU Director in accordance with the provisions of this Article 4.1. If a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) designates as a VNU Director an individual who is not a director, manager, officer or employee of the Investor Fund Manager to such group of Affiliated Investors or to an Affiliated Fund of such group of Affiliated Investors (as the case may be), or of a subsidiary of that Investor Fund Manager, then such individual shall be subject to the prior approval of a majority of the Investor Representatives on the Investors' Committee (excluding any Investor Representatives designated by such Investor or its Affiliates).

4.1.6	A Requisite Majority of the Investors' Committee may decide, at any time or from time to time, subject to Article 6.6.4, to request the removal of any Independent VNU Director and to designate for appointment in place thereof another individual to serve as Independent VNU Director in accordance with the provisions of Article 6.6.4(b). In such event Holdco agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practical upon request.

4.1.7

Without limiting the preceding provisions of this Agreement, no group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) shall take any action, directly or indirectly through its nominees, designees or representatives on the Luxco Board or any Intermediate Holdco

Board to cause Luxco or the relevant Intermediate Holdco to seek to remove, appoint or re-appoint any VNU Director except for any VNU Director such Investor is entitled to designate for removal, appointment or re-appointment pursuant to the provisions of this Article 4. Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) agrees to take all action necessary (to the extent such action is within the power or control of such group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) in its capacity as an investor in Luxco or through its nominees, designees or representatives on the Luxco Board or any Intermediate Holdco Board) to cause Luxco and the Intermediate Holdcos to take, and agrees to cause each VNU Director designated by it to take, any and all action necessary to approve the designation and appointment of the VNU Directors designated by a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) and the Independent VNU Directors designated by the Investors' Committee in accordance with this Article 4.1.

4.1.8	None of the VNU Directors shall be entitled to receive any severance payments upon his removal, resignation or otherwise vacating his position as a VNU Director, provided that this Article 4.1.8 shall be without prejudice to any entitlement versus VNU which any independent VNU Director may have. Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) agrees, in respect of any VNU Director designated by such group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), to indemnify VNU and each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) from any claims and liabilities with respect to any severance payment that becomes payable to any such VNU Director.

4.1.9	The groups of Affiliated Investors (or the applicable funds of such groups of Affiliated Investors) shall cause, and shall instruct their respective designees to the VNU Supervisory Board to cause, the VNU Supervisory Board Rules to be amended as soon as reasonably practicable after the date hereof, to the extent recommended by Dutch counsel to the Group, so as to include a profile for Independent VNU Directors, the abstention provisions in Article 4.2.1, the provisions on convening meetings, quorum and observer rights in Article 4.4, the voting provisions in Article 4.5 and the provisions on sharing information in Article 13.7.3, all to the extent not implemented on or prior to the date hereof.

4.2	Related Party Transactions; Independent VNU Directors' Approval

4.2.1	An Investor's VNU Director(s) shall abstain from the vote of the VNU Supervisory Board on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor's VNU Director(s) shall not be entitled to receive board materials relating to a Related Party Transaction or to participate in board deliberations relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by the Investors' Committee.

4.2.2

If the VNU Supervisory Board is of the view, after consultation with Dutch counsel to the Group, that a particular Related Party Transaction or any other matter that comes before the VNU Supervisory Board requires the approval of the Independent VNU Directors, upon such transaction or matter having been approved by the Investors' Committee, each Party agrees to take all action necessary (to the extent such action is within such Party's power or control, including through its nominees, designees or representatives on the Luxco Board, the Intermediate Holdco Boards and the VNU Supervisory Board) to facilitate the Independent VNU Directors' decision making process and to promptly provide any relevant information that the Independent VNU Directors may reasonably request.

4.3	Changes in Shareholding

4.3.1	In the event an Investor (together with any Investor that is Affiliated with such Investor) entitled to nominate for appointment two VNU Directors ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units held by that Investor (together with any Investor that is Affiliated with that Investor) on the Last Settlement Date, then (i) such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that one of the VNU Directors nominated by such Investor shall immediately resign, and (ii) such Investor (together with any Investor that is Affiliated with such Investor) shall from that time forward only have the right to nominate for removal, appointment or re-appointment one VNU Director.

4.3.2	In the event an Investor (together with any Investor that is Affiliated with such Investor) entitled to nominate for appointment only one VNU Director (either on the basis of Article 4.1.1 or on the basis of Article 4.3.1) ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units held by that Investor (together with any Investor that is Affiliated with that Investor) on the Last Settlement Date, then (i) such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that the VNU Director nominated by such Investor shall immediately resign, and (ii) such Investor (together with any Investor that is Affiliated with such Investor) shall from that time forward not have the right to nominate for removal, appointment or re-appointment any VNU Director.

4.4	Meetings of the VNU Supervisory Board; Observers

4.4.1	The VNU Supervisory Board will meet as often as it deems necessary or appropriate or upon the request of the VNU Supervisory Board Chairman. Any VNU Director may request that the VNU Supervisory Board Chairman call a meeting of the VNU Supervisory Board to discuss any matter requiring action or consideration by the VNU Supervisory Board and, upon receipt of any such request, together with a description of the matter(s) to be discussed at such meeting and any supporting materials necessary or appropriate for the VNU Directors to prepare for such meeting, the VNU Supervisory Board Chairman, as the case may be, will call such meeting as soon as reasonably practicable, provided, however, that the VNU Supervisory Board Chairman will not be required to call any such meeting if a meeting of the VNU Supervisory Board was held within four weeks prior to such request and such matter was raised at such prior meeting or if a meeting is scheduled to be held within four weeks after such request. The VNU Supervisory Board may meet in person, by teleconference or by videoconference (or by any combination thereof).

4.4.2	Quorum for any meeting of the VNU Supervisory Board shall require the presence (in person or by telephone or by proxy or power of attorney) of a majority of the VNU Directors.

4.4.3	A VNU Director may only give a proxy or power of attorney to attend and vote at a meeting of the VNU Supervisory Board to another VNU Director.

4.4.4	Each group of Affiliated Investors that has the right to designate one or more VNU Directors shall have the right to designate (and remove) one observer to the VNU Supervisory Board, provided that such observer shall only be entitled to attend any meeting of the VNU Supervisory Board at which one or more of the VNU Directors designated by such group of Affiliated Investors does not attend. The initial observers for the VNU Supervisory Board are set forth in Part H of Schedule 5 to this Agreement. An observer shall not be entitled to participate in or observe any VNU Supervisory Board deliberations in which the VNU Director(s) designated by the group of Affiliated Investors that designated such observer are not entitled to participate pursuant to Article 4.2. If an observer is entitled to attend a meeting of the VNU Supervisory Board and sufficient advance notice is provided to the VNU Supervisory Board Chairman of such observer's intention to attend such meeting, such observer shall be entitled to receive the same documentation (including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the VNU Directors. An observer shall not have the right to vote on any matter under consideration by the VNU Supervisory Board. If a group of Affiliated Investors designates as an observer to the VNU Supervisory Board an individual who is not a director, manager, officer or employee of the Investor Fund Manager to such Investor or to an Affiliated Fund of such Investor (as the case may be), or of a subsidiary of that Investor Fund Manager, then such individual shall be subject to the prior approval of a majority of the Investor Representatives on the Investors' Committee (excluding any Investor Representatives designated by such Investor or its Affiliates). The observer rights granted pursuant to this Article 4.4.4 shall be in addition to, and not in limitation of, any rights granted to Investors (or funds) pursuant to the VCOC Management Rights Agreements.

4.5	Decisions of the VNU Supervisory Board

4.5.1	For as long as there are Independent VNU Directors, decisions of the VNU Supervisory Board shall be taken by the affirmative vote of at least a majority of the VNU Directors who are not Independent VNU Directors. From the time VNU ceases to have Independent VNU Directors, decisions of the VNU Supervisory Board shall be taken by simple majority.

4.5.2	Each VNU Director shall have one vote (provided that, for avoidance of doubt, a VNU Director representing one or more absent VNU Directors by proxy or power of attorney shall be entitled to cast the vote of each such absent VNU Director). Decisions of the VNU Supervisory Board may be taken or ratified by unanimous written consent.

4.5.3

The Parties will ensure that the VNU Articles will at all times allow any action that is required to be taken or approved by the VNU Supervisory Board also to be taken or approved by the VNU General Meeting, either in the first instance without the matter concerned having been decided on by the VNU

Supervisory Board or by way of a second decision, overriding an earlier decision of the VNU Supervisory Board on the same matter. In the event that the VNU Supervisory Board fails to approve any action which requires its approval and which has already been approved by the Investors' Committee, each VNU Director shall be entitled to call a VNU General Meeting at which the approval of such action shall be on the agenda and if such action is approved at such VNU General Meeting, the earlier decision of the VNU Supervisory Board shall be deemed set aside and overruled.

The powers and activities of the VNU Supervisory Board shall be subject to the provisions of Article 6.6.

4.6	Formalities

The Investors agree to comply with any corporate formalities or other procedures necessary or appropriate as recommended by Dutch counsel to the Group to give full effect to the intent of the Parties under this Article 4.

5.	BOARD COMMITTEES; FINANCING COMMITTEE; MANAGEMENT

5.1	Luxco and Intermediate Holdco Committees

The Luxco Board and the Intermediate Holdco Boards may create any committee thereof as each such Board deems necessary, appropriate or desirable. The Parties do not presently intend to cause the Luxco Board or any Intermediate Holdco Board to create any such committees. If the Luxco Board or any Intermediate Holdco Board creates any such committees in the future, the Parties agree that such committees shall be constituted in the same manner as the VNU Board Committees and shall otherwise be subject to the same provisions as set forth in Article 5.2, mutatis mutandis.

5.2	VNU Board Committees; Finance Committee

5.2.1	The VNU Supervisory Board will have an executive committee (the "Executive Committee"), an audit committee (the "Audit Committee"), a compensation committee (the "Compensation Committee") and any other committees that the VNU Supervisory Board decides to establish. All of these committees collectively are collectively referred to as the "VNU Board Committees".

5.2.2	The VNU Board Committees shall be comprised of four members each, except for the Executive Committee which shall be comprised of five members. The members of the VNU Board Committees shall be designated by the VNU Supervisory Board from among the VNU Directors, provided that no VNU Board Committee shall be comprised of more than one VNU Director designated by a particular Investor (or an Investor Affiliated with such Investor). Each Investor who is entitled to nominate at least one VNU Director for appointment and who does not have a nominee on a particular VNU Board Committee is entitled to designate an observer on such VNU Board Committee (provided that for the purposes of this provision Affiliated Investors are considered collectively as one Investor). The initial members of and observers at the VNU Board Committees are set forth in Parts C, D and E of Schedule 5.

5.2.3	The Supervisory Board shall appoint a member of each VNU Board Committee as its chairman.

5.2.4	The Supervisory Board shall also establish a finance committee (the "Finance Committee"), which shall be comprised of four members who need not be VNU Directors. The initial members of the Finance Committee are set forth in Part F of Schedule 5.

5.2.5	The powers and responsibilities of each of the VNU Board Committees and of the Finance Committee shall be set forth in a written charter adopted by the VNU Supervisory Board. The powers and activities of each VNU Board Committee and of the Finance Committee shall be subject to the provisions of Article 6.6.

5.3	VNU Management

The Parties shall cause such individuals to be appointed, removed and suspended from time to time as members of the board of management (raad van bestuur) of VNU as the Investors' Committee may decide in accordance with Article 6.6.4.

6.	INVESTORS' COMMITTEE

6.1	Purpose of the Investors' Committee; Effectuating Intent

6.1.1	The Investors agree that the principal governing body of the Group will be a committee of representatives of the Investors (the "Investors' Committee"), to the fullest extent permitted by law, recognizing that the Investors' Committee is a creation of contract and not of corporate law. Without limiting the generality of the provisions of Article 2 (but subject to the provisions of Article 2.4), each Investor shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof to take, any and all action within its power to effectuate any decision taken by the Investors' Committee in accordance with and in respect of any matter contemplated by this Agreement or reasonably related to the investment of the Investors in the Units, and an Investor shall not take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof not to take, any action that would contravene any decision taken by the Investors' Committee in accordance with this Agreement. Each Investor agrees that, unless and until any matter that requires the prior approval of the Investors' Committee as set forth in Article 6.6 or elsewhere in this Agreement has been considered and either approved or rejected by the Investors' Committee or if any other matter otherwise is considered and either approved or rejected by the Investors' Committee in accordance with this Agreement, it shall take any and all actions to the extent such actions are within its power and control in its capacity as an investor in Luxco, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof to take any and all action within the power of such Person (i) to procure that such matter shall not be placed on the agenda of any meeting of any Board or any committee thereof or by any shareholders and that consideration of such matter at any meeting of such Board or committee or by any shareholders otherwise shall be delayed and (ii) in any event, to refrain from voting on such matter (whether for or against) at any such meeting.

6.1.2	As and when there cease to be Independent VNU Directors, the Investors shall discuss whether to abolish the Investors' Committee and vest the powers and authority attributed to the Investors' Committee by this Agreement in the VNU Supervisory Board or another Board. Any such change to the governance structure of the Group and the amendment of this Agreement so as to reflect that change shall require a unanimous decision of the Investors' Committee, taken in a meeting where all Investor Representatives are present (in person or by telephone or by proxy or power of attorney).

6.2	Composition of Investors' Committee

6.2.1	The Investors' Committee shall be composed of ten individuals (each such individual, an "Investor Representative") as follows:

(a)	one individual nominated by AlpInvest;

(b)	two individuals nominated by Blackstone (one of such individuals shall be designated by Blackstone Capital Partners (Cayman) V, L.P. until such time as Blackstone ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Blackstone Capital Partners (Cayman) V, L.P. until such time as Blackstone ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(c)	two individuals nominated by Carlyle (one of such individuals shall be designated by CEP II Participations Sarl SICAR until such time as Carlyle ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Carlyle Partners IV Cayman, L.P. until such time as Carlyle ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(d)	one individual nominated by Hellman & Friedman Capital Partners V (Cayman), L.P.;

(e)	two individuals nominated by KKR (one of such individuals shall be designated by KKR Millennium Fund (Overseas), Limited Partnership until such time as KKR ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by KKR Millennium Fund (Overseas), Limited Partnership until such time as KKR ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date);

(f)	two individuals nominated by Thomas H. Lee Partners (one of such individuals shall be designated by Thomas H. Lee (Alternative) Fund V, L.P. until such time as Thomas H. Lee Partners ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units it held on the Last Settlement Date and the other shall be designated by Thomas H. Lee Partners Equity VI, L.P. until such time as Thomas H. Lee Partners ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units it held on the Last Settlement Date). Each initial Investor Representative is identified opposite the name of its designating Investor in Part G of Schedule 5.

6.2.2	The Investors' Committee shall appoint a chairman (the "Investors' Committee Chairman") from among its members.

6.2.3	The right to designate Investor Representatives under this Agreement is personal to each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to do so and may not be assigned by such group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) (except as permitted pursuant to the proviso in the last sentence of Article 14.6). Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to designate an Investor Representative shall also be entitled, by notice in writing to Luxco and each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), at any time or from time to time, to remove such Investor Representative and to designate in place thereof another individual to serve as its Investor Representative in accordance with the provisions of this Article 6. In addition, each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) entitled to nominate an Investor Representative for appointment shall, upon the death or resignation of such Investor Representative, be entitled to nominate for appointment in place thereof another individual to serve as its Investor Representative in accordance with the provisions of this Article 6.2. Each Investor Representative may, by notice in writing to the Investors' Committee Chairman, designate (and remove) an alternate who shall have the authority to act on behalf of such Investor Representative in his absence. If sufficient advance notice is provided to the Investors' Committee Chairman of an alternate's intention to attend a meeting of the Investors' Committee, such alternate shall be entitled to receive the same documentation (including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Investors Representatives. If a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) designates as an Investor Representative, or if an Investor Representative designates as his alternate, an individual who is not a director, manager, officer or employee of the Investor Fund Manager to such group of Affiliated Investors or to an Affiliated Fund of such group of Affiliated Investors (as the case may be), or of a subsidiary of that Investor Fund Manager, then such individual shall be subject to the prior approval of a majority of the Investor Representatives on the Investors' Committee (excluding any Investor Representatives designated by such group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) or its Affiliates).

6.3	Abstention on Related Party Transactions

An Investor Representative shall abstain from the vote of the Investors' Committee on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor Representative shall not be entitled to receive materials relating to a Related Party Transaction or to participate in the deliberations of the Investors' Committee relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by the Investors' Committee.

6.4	Changes in Shareholding

6.4.1	In the event an Investor (together with any Investor that is Affiliated with such Investor) entitled to nominate for appointment two Investor Representatives ceases to hold a Voting Interest at least equal to 50% of the Voting Interest attached to the Units held by that Investor (together with any Investor that is Affiliated with that Investor) on the Last Settlement Date, then (i) such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that one of the Investor Representatives nominated by such Investor shall immediately resign, and (ii) such Investor (together with any Investor that is Affiliated with such Investor) shall from that time forward only have the right to nominate for removal, appointment or re-appointment one Investor Representative.

6.4.2	In the event an Investor (together with any Investor that is Affiliated with such Investor) entitled to nominate for appointment only one Investor Representative (either on the basis of Article 6.2.1 or on the basis of Article 6.4.1) ceases to hold a Voting Interest at least equal to 25% of the Voting Interest attached to the Units held by that Investor (together with any Investor that is Affiliated with that Investor) on the Last Settlement Date, then (i) such Investor (together with any Investor that is Affiliated with such Investor) shall take all action necessary to procure that the Investor Representative nominated by such Investor shall immediately resign, and (ii) such Investor (together with any Investor that is Affiliated with such Investor) shall from that time forward not have the right to nominate for removal, appointment or re-appointment any Investor Representative.

6.5	Meetings of the Investors' Committee

6.5.1	The Investors' Committee will meet as often as it deems necessary or appropriate or upon the request of the Investors' Committee Chairman. Any Investor Representative may request that the Investors' Committee Chairman call a meeting of the Investors' Committee to discuss any matter requiring action or consideration by the Investors' Committee and, upon receipt of any such request, together with a description of the matter(s) to be discussed at such meeting and any supporting materials necessary or appropriate for the Investor Representatives to prepare for such meeting, the Investors' Committee Chairman will call such meeting as soon as reasonably practicable, provided, however, that the Investors' Committee Chairman will not be required to call any such meeting if a meeting of the Investors' Committee was held within four weeks prior to such request and such matter was raised at such meeting or if a meeting is scheduled to be held within four weeks after such request. The Investors' Committee may meet in person, by teleconference or by videoconference (or by any combination thereof).

6.5.2

Quorum for any meeting of the Investors' Committee shall require the presence (in person or by telephone or by proxy or power of attorney) of Investor Representatives representing a majority of the votes of the Investors' Committee, provided that a meeting of the Investors' Committee shall not be quorate unless at least one Investor Representative nominated by each group of Affiliated Investors is present (in person or by telephone or by proxy or power of attorney). If a quorum is not present at a meeting of the Investors' Committee, the Investor Representatives present at such meeting shall require that the meeting be adjourned and reconvened on a date at least 2 Business

Days following the time of such adjourned meeting. The quorum for such reconvened meeting shall require the presence (in person or by telephone or by proxy or power of attorney) of Investor Representatives representing a majority of the votes of the Investors' Committee.

6.6	Decisions of the Investors' Committee

6.6.1	At any given time, the voting power of each Investor Representative in the Investors' Committee shall be calculated as follows:

(a)	If a group of Affiliated Investors is entitled to collectively appoint only one Investor Representative, such Investor Representative shall have a number of votes equal to (x) 100 multiplied by (y) a fraction, the numerator of which is the Voting Interest then held collectively by that group of Affiliated Investors and the denominator of which is equal to the aggregate of the Voting Interests then held by all Investors; and

(b)	If a group of Affiliated Investors is entitled to collectively appoint more than one Investor Representative, all such Investor Representatives together shall have the voting power calculated on the basis of Article 6.6.1(a), and such voting power shall be allocated among such Investor Representatives in equal parts.

The initial voting power of each Investor Representative on the date hereof is set forth opposite to its name in Part G of Schedule 5.

6.6.2	Subject to Articles 6.6.3 and 6.6.4, all decisions of the Investors' Committee shall be taken by simple majority of the votes held by the Investor Representatives (as determined pursuant to Article 6.6.1) entitled to vote with respect to such decision. For avoidance of doubt, an Investor Representative representing one or more absent Investor Representatives by proxy or power of attorney shall be entitled to cast the votes of each such absent Investor Representative, provided, however, that any other Investor Representative designated by a member of a group of Affiliated Investors whose members are collectively entitled to designate two or more Investor Representatives present at a meeting of the Investors' Committee may represent, and will be entitled to cast the vote of, any other absent Investor Representatives designated by any member of such group of Affiliated Investors without any proxy or power of attorney. Decisions of the Investors' Committee may be taken or ratified by written consent (which, for avoidance of doubt, does not need to be unanimous) following, to the extent practicable in the circumstances, reasonable prior written notice of such action to all Investor Representatives. Any resolution or other action taken by the Investors' Committee, whether in a meeting or in writing, shall be notified to all Investors promptly after it is taken, unless all Investor Representatives were present at such meeting (in person or by telephone or by proxy or power of attorney) or all Investor Representatives have signed the written consent.

6.6.3	Subject to Article 6.7, none of the members of the Group shall take, or agree or commit to take, any of the actions set forth in Part A of Schedule 6 without the prior approval of all Investor Representatives (excluding any Investor Representative otherwise explicitly prevented from voting with respect to such matter by the terms of this Agreement).

6.6.4	Subject to Article 6.7, none of the members of the Group shall take, or agree or commit to take:

(a)	any of the actions set forth in Part B of Schedule 6 without the prior approval of Investor Representatives having at least 66 2/3% of the votes in the Investors' Committee (a "Requisite Majority") as determined pursuant to Article 6.6.1 (excluding any Investor Representative otherwise explicitly prevented from voting with respect to such matter by the terms of this Agreement).

(b)	any of the actions set forth in Part C of Schedule 6 without the prior approval of Investor Representatives having at least a simple majority of the votes of the Investors' Committee as determined pursuant to Article 6.6.1 (excluding any Investor Representative otherwise explicitly prevented from voting with respect to such matter by the terms of this Agreement).

The Investors acknowledge and agree that the provisions of this Article 6.6.4 that are applicable to VNU and its subsidiaries (with such modifications as may be agreed by the Investors' Committee in its sole discretion) shall be incorporated into the VNU Supervisory Board Rules to the extent determined by the Investors Committee after consulting with Dutch counsel to the Group so as to require the prior approval of the VNU Supervisory Board for actions by VNU or its subsidiaries.

6.7	Approvals in this Agreement

For avoidance of doubt, if this Agreement requires or authorizes a certain transaction then separate or additional approval of the Investors' Committee under Articles 6.6.3 and 6.6.4 shall not be required.

7.	INDEMNIFICATION

7.1	Indemnification

7.1.1	Luxco agrees to indemnify, pay, protect and hold harmless each Luxco Manager, each Investor Representative, each member of each Intermediate Holdco Board, each VNU Director (who is designated by any Investor in accordance with Article 4.1.1), each Investor and its shareholders, members, partners and Affiliates and its and their respective Representatives (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against any Indemnitee) and all costs of investigation in connection therewith (collectively, "Losses") which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee when acting on behalf of any member of the Group in any capacity, including as a member of any Board or committee thereof.

In any action, suit or proceeding against any Indemnitee relating to or arising, or alleged to relate or to arise, out of any such action or non-action, the

Indemnitee shall have the right jointly to employ, at the expense of Luxco, counsel of the Indemnitee's choice, which counsel shall be reasonably satisfactory to Luxco, in such action, suit or proceeding. If joint counsel is so retained, an Indemnitee may nonetheless employ separate counsel, but at such Indemnitee's own expense. If an Indemnitee is determined by a court, tribunal or other relevant body to have committed fraud or to have acted with gross negligence or to have been guilty of wilful misconduct, the Indemnitee shall reimburse all the expenses paid by Luxco on its behalf under this paragraph.

7.1.2	The indemnification rights contained in this Article 7.1 will be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Article will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees.

7.1.3	The terms of this Article 7.1 shall survive the termination of this Agreement for any reason (but only with respect to events occurring during or prior to the time when this Agreement was in effect).

7.1.4	The indemnity provided by this Article 7.1 shall in no event cover damages or indemnifiable expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy or arrangement carried by or on behalf of or in favour of an Indemnitee.

7.1.5	Except as set forth in Article 7.1.1, the Parties agree that under no circumstances will any of the Investors or their respective shareholders, members, partners or Affiliates or its or their respective officers, directors, employees, agents or representatives be liable in connection with the indemnification obligations set forth herein.

7.2	Insurance by VNU

7.2.1	The Investors acknowledge and agree that they will, to the extent possible, cause Luxco, Bidco and/or VNU to procure and maintain directors' and officers' liability insurance policies for members of each Board nominated or designated by Investors.

8.	ISSUES OF SECURITIES

8.1	Equal Treatment of Investors

8.1.1

In the event that any New Securities are proposed to be issued, or any contracts, commitments, agreements, understandings or arrangements of any kind are proposed to be entered into relating to the issuance of any New Securities to any Investor or any Affiliate of any Investor (excluding, for the avoidance of doubt, any member of the Group), then all Investors shall have the right (the "Pre-emptive Right") to subscribe up to a number of New Securities, at the same price and on the same terms as each other Investor, such that such Investor would, after the issuance of all such New Securities (on an “as converted” basis), hold the same proportionate interest of the issued and then outstanding Units (including any New Securities on an “as converted” basis) as was held, directly or indirectly, by such Investor immediately prior to the issuance of such New Securities (the "Proportionate Percentage"). The detailed terms of and the process applicable to the exercise by an Investor of its Pre-emptive Right shall be determined by the Investors'

Committee in its decision to authorise the proposed issue of New Securities or the proposed entering into of the contract, commitment, agreement, understanding or arrangement that gives rise to that Pre-emptive Right.

8.1.2	For the avoidance of doubt, Investors shall have no Pre-emptive Rights with respect to any issue of New Securities to any Person which is not an Investor or an Affiliate of an Investor.

9.	TRANSFERS

9.1	Limitations on Transfer

9.1.1	No Investor may Transfer any Units other than in accordance with the provisions of this Article 9 or Article 10 and all applicable securities laws and regulations. In the event of any purported Transfer by an Investor of any Units in violation of this Agreement, such purported Transfer will be void and of no effect, and, subject to applicable law, Luxco will not, and shall cause each member of the Group not to, give effect to any such Transfer.

9.1.2	No Transfers of Units shall be permitted hereunder, other than Permitted Transfers, prior to the earlier of July 1, 2011 and an IPO, unless such Transfer has been approved by a Requisite Majority of the Investors' Committee in accordance with Article 6.6, provided, however, that the Investor Representatives designated by the Transferring Investor (or any Investor that is Affiliated with such Transferring Investor) shall not be entitled to vote on such matter, and then such Transfer shall only be made in accordance with Articles 9.1, 9.3 and 9.4, provided, further, that from July 1, 2011 but prior to an IPO, Transfers of Units may be made without such approval by the Investor's Committee provided that such Transfers are not made in violation of Articles 9.1, 9.3 and 9.4; provided, further, that following an IPO, Transfers of Units may be made, in accordance with Articles 9.3, and 10 (as applicable). Each Investor shall, as promptly as practicable, provide Luxco and the other Investors with written notice of any Transfer made in accordance with Section 9.1.2 and any Permitted Transfer.

9.1.3	(a) Each of the AlpInvest Funds represents and warrants to the other Investors, as of the date hereof, that each of the AlpInvest Funds is advised by AlpInvest Partners 2006 B.V. or AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., in its capacity of custodian of AlpInvest Partners Later Stage Co-Investments IIA C.V. Each of the Blackstone Funds represents and warrants to the other Investors, as of the date hereof, that each of the Blackstone Funds is advised by Blackstone Management Partners V L.L.C. Each of the Carlyle Funds represents and warrants to the other Investors, as of the date hereof, that each of the Carlyle Funds is advised by TC Group, L.L.C. Each of the Hellman & Friedman Funds represents and warrants to the other Investors, as of the date hereof, that each of the Hellman & Friedman Funds is advised by Hellman & Friedman LLC. Each of the KKR Funds represents and warrants to the other Investors, as of the date hereof, that each of the KKR Funds is advised by Kohlberg Kravis Roberts & Co. L.P. Each of the Thomas H. Lee Partners Funds represents and warrants to the other Investors, as of the date hereof, that each of the Thomas H. Lee Funds is advised by THL Managers V, LLC or THL Managers VI, LLC.

(b) If, as a result of any Transfer that has not been approved by the Investors Committee, any Investor ceases to be advised in accordance with Article

9.1.3(a), then such Investor will be deemed to have Transferred its Units in violation of this Agreement and the other Parties may pursue all remedies available.

9.1.4	Each Investor agrees to vote its Shares in favour of any Permitted Transfer by another Investor or Transfer approved by the Investors' Committee in accordance with Article 6.6 and otherwise to cooperate reasonably with such other Investor in connection with such Permitted Transfer or approved Transfer to allow such Permitted Transfer or approved Transfer to be consummated, provided that such Permitted Transfer or approved Transfer is made in accordance with this Agreement.

9.1.5	Notwithstanding any other provision of this Agreement, but subject to the final sentence of this Article 9.1.5, an Investor may only Transfer Shares if, at the same time, such Investor also makes a proportionate Transfer of YFCPEC's and CPECs (and vice versa) so that the ratio of Shares to YFCPECs and CPECs held by each Investor before such Transfer shall, as closely as possible, equal the ratio of Shares to YFCPEC's and CPECs held by each Investor after such Transfer. Any provision in this Agreement referring to or permitting or requiring a Transfer of Shares shall be deemed to include a reference to (or to permit or require, as the case may be) a Transfer of the proportionate amount of YFCPEC's and CPECs (and vice versa). By way of exception to this Article 9.1.5, for the period ending on October 31, 2006, (a) AlpInvest Partners Later Stage Co-Investments II-A CV (“APLSCI II-A”) may transfer any multiple of five Luxco Shares (comprised of equal numbers of each class of such shares) to AlpInvest Partners CS Investments 2006 C.V. (“APCSI 2006”) without transferring any YFCPECs or CPECs, in order to ensure that the numbers of Luxco Shares held by each of them, respectively, more accurately reflects their respective aggregate investment in Luxco, and (b) APLSCI II-A may transfer YFCPECs to to APCSI 2006 and APCSI 2006 may transfer CPECs to APLSCI II-A, in order to ensure that they each hold numbers of CPECs and YFCPECs in proportions that match the proportions of CPECs and YFCPECs held by the other Investors.

9.1.6	If any Investor wishes to Transfer any Units to any other Person prior to the expiry of Article 9.3, such Person will be required, as a condition precedent to such Transfer, to become a party to this Agreement by executing and delivering an Accession Agreement, provided that such requirement shall not apply to any Transfer of Units (i) to Luxco, or (ii) in connection with a transaction or series of related transactions pursuant to which all of the then outstanding Units of all Investors are Transferred to one or more Third Parties. Upon executing and delivering an Accession Agreement, such Person will be deemed an "Investor" for all purposes under this Agreement, without prejudice, however, to the provisions of Article 9.1.1. Such Transfer shall require the approval of the Investors' Committee in accordance with Article 6.6.

9.2	Permitted Transfers

The following Transfers (each, a "Permitted Transfer") shall be permitted without the prior consent of the Investors' Committee:

9.2.1	any Transfer of Units by an Investor to any Person that is an Affiliated Fund of such Investor (such Person a "Permitted Transferee" of such Investor),

provided that such Investor and such Person shall agree in a written instrument to which Luxco is a party that such Person shall re-Transfer to such Investor (or to another Permitted Transferee of such Investor) all of the Units Transferred to such Person immediately upon such Person ceasing to be a Permitted Transferee of such Investor;

9.2.2	any Transfer of Units contemplated by the Interim Investors Agreement;

9.2.3	any Transfer of Units pursuant to a Drag-Along Sale in accordance with Article 9.3; and

9.2.4	any Transfer of Units by a Tagging Person pursuant to a Tag-Along Sale in accordance with Article 9.4; and

9.2.5	any Transfer of Listed Shares pursuant to Article 10.2, 10.3, 10.6 or 10.7 (subject to any required prior consent or approval of the Investors’ Committee contained in the applicable Article).

9.3	Drag-Along

9.3.1	If Investors collectively holding more than 66 2/3% of the total number of Units outstanding (in such capacity, collectively, the "Dragging Investor") desire to Transfer to a Third Party (a "Drag-Along Purchaser") in a bona fide arm's length transaction or a series of related transactions more than 50% of the total number of Units then outstanding (treating any New Securities on an “as converted” basis) on a pro rata basis (based on the percentage of Units held by each such Investor and its Affiliated Funds) and such transfer results in a Change in Control (a "Drag-Along Sale"), each other Investor (including any Dragging Investor that is Transferring less than its pro rata portion of Units, as described below, a "Dragged Investor") shall, if required by the Dragging Investor in accordance with the provisions of Article 9.3.2, Transfer to the Drag-Along Purchaser a pro rata portion of its Units (based on the number of Units proposed to be Transferred by the Dragging Investor stated as a percentage of the total number of Units then held by the Dragging Investor) on the same terms and conditions that apply to the Transfer by the Dragging Investor pursuant to the Drag-Along Sale (including purchase price per Unit, purchase price adjustments, form of consideration, time of payment, escrow funding arrangements, representations, warranties, covenants, indemnities and other agreements in each case that pertain specifically to itself, provided that (x) if the Drag-Along Sale involves a direct Transfer of Units by the Investors, such representations and warranties shall not be broader in scope than what is customary for a sale transaction of this type and size executed by the Dragging Investor, unless, in the good faith determination of the Dragging Investor, the Drag-Along Sale would not be consummated unless such representations and warranties are included or the terms and conditions of the Drag-Along Sale, taken as a whole, will be more favourable to all of the Investors if such representations and warranties are included, (y) all representations, warranties and indemnities shall be made by the Dragging Investor and the Dragged Investors severally and not jointly and (z) no Investor’s liability shall exceed such Investor’s proceeds from the sale).

9.3.2

The Dragging Investor may require each Dragged Investor to Transfer up to a pro rata portion of its Units to a Drag-Along Purchaser in connection with a Drag-Along Sale by giving written notice to such Dragged Investor no later than 15 Business Days prior to the closing date for such Drag-Along Sale (a

"Drag-Along Notice"); provided that, if the Dragging Investor requires any Dragged Investor to Transfer a portion of its Units to a Drag-Along Purchaser in connection with a Drag-Along Sale, it shall require each Dragged Investor to transfer its pro rata portion of its Units to such Drag-Along Purchaser. The Drag-Along Notice shall (x) indicate that the Dragging Investor requires that such Dragged Investor Transfer a pro rata portion of its Units to the Drag-Along Purchaser in connection with the Drag-Along Sale pursuant to the provisions hereof and (y) provide the name of the Drag-Along Purchaser, specify the number of Units proposed to be Transferred by the Dragging Investor (including as a percentage of the total number of Units then held by the Dragging Investor) and describe the principal terms and conditions of the Drag-Along Sale. The Dragging Investor will deliver or cause to be delivered to each Dragged Investor copies of all definitive transaction documents relating to the Drag-Along Sale promptly after the same become available. Each Dragged Investor shall take all actions reasonably necessary, desirable or appropriate to consummate the Drag-Along Sale, as requested by the Dragging Investor, including executing powers of attorney reasonably necessary or appropriate to facilitate closing the Drag-Along Sale, voting its Units in favour of, consenting to and raising no objections to such Drag-Along Sale. If and to the extent the costs and expenses incurred by the Dragging Investor and/or each Dragged Investor in connection with the Drag-Along Sale (collectively, "Drag-Along Sale Costs") are not reimbursed or paid by the Drag-Along Purchaser, Luxco shall reimburse and/or pay the Drag-Along Sale Costs to the fullest extent permitted by law, provided that the Dragging Investor and each Dragged Investor will be responsible for its pro rata share (based on the number of Units actually Transferred by it relative to the total number of Units actually Transferred in such Drag-Along Sale) of the Drag-Along Sale Costs to the extent not so paid by the Drag-Along Purchaser or Luxco, and provided further that the engagement by any Dragged Investor of any professional adviser in connection with the Drag-Along Sale, other than legal counsel, shall not be reimbursable. Each Dragged Investor agrees to permit the Dragging Investor to calculate the total Drag-Along Sale Costs and to determine the pro rata participation of such costs, and to deduct such pro rata amounts from any proceeds payable pursuant to Article 9.3.1 above if the Dragged Investors are required to pay any Drag-Along Sale Costs.

9.3.3

If, in connection with a Drag-Along Sale, the proposed Drag-Along Purchaser desires (for its structuring, tax or other commercial reasons) to acquire, instead of Units, all of the shares of any Intermediate Holdco or VNU held, directly or indirectly, by Luxco, then the Parties agree that the Dragging Investor shall be entitled to cause the Drag-Along Sale to be structured as a sale of the shares of any Intermediate Holdco or VNU, or as a merger, business combination or similar transaction, but only if, as a result, the consideration payable to the Investors (indirectly through the selling entity) is in the form of cash or freely marketable securities listed on a major securities exchange only and if the Drag-Along Sale results in the complete exit by such Investors of their investment in the Units, and the rights of the Parties described in this Article 9.3 shall apply to such transaction mutatis mutandis so that, upon completion of any such sale of shares to such Drag-Along Purchaser, or any such merger, business combination or similar transaction, the cash proceeds of such transaction, are distributed promptly to the Dragging Investor and each Dragged Investor in proportion to their Units in any manner consistent with the principles described in Article 10.1.2 below, and provided that such transaction would not reduce in any material respect the post-tax proceeds received by any Investor compared to the post-tax proceeds that would have resulted from the acquisition of Units, as determined by the financial and tax advisers of the Group (following reasonable consultation with the financial and tax advisers of each Investor).

9.3.4	This Article 9.3 shall terminate following an IPO at the time the Investors collectively cease to hold, directly or indirectly through Luxco or any Intermediate Holdco, more than 50% of the Listed Shares.

9.4	Tag-Along

9.4.1	In the event any Investor (the "Tag-Along Seller") proposes to Transfer any of its Units (other than (x) any Permitted Transfer (other than a Permitted Transfer pursuant to Article 9.2.4) or (y) any Transfer to Luxco) (a "Tag-Along Sale") to any Person (a "Tag-Along Purchaser"), then the Tag-Along Seller shall give written notice (a "Tag-Along Notice") to each other Investor (collectively, "Tag-Along Beneficiaries") within 5 Business Days after the execution of the definitive agreement relating to the Tag-Along Sale, which notice shall (x) indicate that the Tag-Along Seller is notifying each such Tag-Along Beneficiary of the opportunity to Transfer its Units to the Tag-Along Purchaser in connection with the Tag-Along Sale pursuant to the provisions hereof and (y) provide the name of the Tag-Along Purchaser, specify the number of Units proposed to be purchased by the Tag-Along Purchaser and the number of Units proposed to be Transferred by the Tag-Along Seller and describe the principal terms and conditions of the Tag-Along Sale (the "Tag-Along Offer"), including the proposed price thereof and a description of any non-cash consideration. Subject to the provisions of Article 9.4.2, each Tag-Along Beneficiary shall be entitled to require the Tag-Along Seller to procure that the Tag-Along Purchaser purchases from such Tag-Along Beneficiary the number of Units equal to its Tag-Along Portion, as described below, on the same terms and conditions that apply to the Transfer by the Tag-Along Seller pursuant to the Tag-Along Sale (including purchase price per Unit, purchase price adjustments, form of consideration, time of payment, escrow funding arrangements, representations, warranties, covenants, indemnities and other agreements in each case that pertain specifically to itself, provided that all representations, warranties and indemnities shall be made by the Tag-Along Seller and the Tagging Persons (as defined below) severally and not jointly). The Tag-Along Seller will deliver or cause to be delivered to each Tag-Along Beneficiary copies of all transaction documents relating to the Tag-Along Sale promptly after the same become available.

9.4.2	Each Tag-Along Beneficiary may exercise the right described in Article 9.4.1 (a "Tag-Along Right"), by written notice ("Tag-Along Response Notice") given to the Tag-Along Seller and Luxco no later than 10 Business Days after its receipt of the Tag-Along Notice (the "Tag-Along Notice Period;" each Tag-Along Beneficiary which timely so notifies the Tag-Along Seller, a "Tagging Person"). Each Tag-Along Response Notice shall specify the number of Units proposed to be Transferred by the applicable Tag-Along Beneficiary. The number of Units which the Tag-Along Seller and each Tagging Person may include in the Tag-Along Sale shall be calculated as follows:

(a)	if the aggregate number of Units proposed to be Transferred by the Tag-Along Seller and all Tagging Persons in such Tag-Along Sale as set forth in the Tag-Along Notice and the Tag-Along Response Notices does not exceed the number of Units that the Tag-Along Purchaser is willing to purchase, then the Tag-Along Seller and each Tagging Person may sell the number of Units as set forth in the Tag-Along Notice (in the case of the Tag-Along Seller) or the Tag-Along Response Notices (in the case of the Tagging Persons);

(b)	if the aggregate number of Units proposed to be Transferred by the Tag-Along Seller and all Tagging Persons in such Tag-Along Sale as set forth in the Tag-Along Notice and the Tag-Along Response Notices exceeds the number of Units that the Tag-Along Purchaser is willing to purchase, then the Tag-Along Seller and each Tagging Person shall be entitled to include in the Tag-Along Sale only up to the lesser of (i) its Tag-Along Portion of Units and (ii) the number of Units proposed to be Transferred by it as specified in the Tag Along Offer (in the case of the Tag-Along Seller) or in its Tag-Along Response Notice (in the case of a Tagging Person) (the "Maximum Allocation");

(c)	if any Units remain unallocated after applying the cut-back requirement in paragraph (b) above, then such unallocated Units shall be allocated pro rata based on the total number of Units proposed to be included by the Tag-Along Seller and each Tagging Person if such Person shall have elected to sell more than its Tag-Along Portion in the Tag-Along Notice (in the case of the Tag-Along Seller) or its Tag-Along Response Notice (in the case of a Tagging Person), but in no event shall any such Person be required to sell more than its Maximum Allocation; and

(d)	for the purposes of this Article 9.4, "Tag-Along Portion" means, for the Tag-Along Seller or any Tagging Person in connection with any Tag-Along Sale, the number of Units proposed to be acquired by the Tag-Along Purchaser multiplied by a fraction, the numerator of which is the number of Units owned by the Tag-Along Seller or the Tagging Person, as the case may be, and the denominator of which is the aggregate number of Units owned by the Tag-Along Seller and all Tagging Persons, collectively (in each case, treating any New Securities on an “as converted” basis).

Subject to the provisions of Article 9.4.4, delivery of a Tag-Along Response Notice by a Tagging Person shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person with respect to the number of Units proposed to be Transferred by the applicable Tagging Person therein. Subject to the provisions of Article 9.4.4, at the termination of the Tag-Along Notice Period, if a Tag-Along Beneficiary shall not have elected to participate in the Tag-Along Sale by delivery of a Tag-Along Response Notice, such Tag-Along Beneficiary shall be deemed to have waived its Tag-Along Rights in respect of such Tag-Along Sale.

9.4.3

Each Tag-Along Response Notice shall include wire transfer instructions for payment of any cash consideration as part of the purchase price for the Units to be Transferred in such Tag-Along Sale. Each Tagging Person shall deliver to the Tag-Along Seller (or its designated agent), no later than 5 Business Days prior to the proposed closing date for the Tag-Along Sale, a power of attorney authorizing the Tag-Along Seller to Transfer such Units on the terms set forth in the Tag-Along Notice, together with any other documents necessary to Transfer rights and title to the Units. Failure to deliver such documents in time shall result in forfeiture of such Tagging Person’s Tag-Along Right with respect to such Tag-Along Sale and a re-determination of the Tag-Along Portion attributable to the other Tagging Persons, if applicable, if such failure materially adversely affects the ability of the Tag-Along Seller and other Tagging Persons to close the Tag-Along Sale as and when contemplated.

9.4.4	In the event of a material change of the Tag-Along Offer (it being understood that any increase of the price payable per Unit by more than 5% of the original price shall be deemed a "material beneficial change" and any decrease of the price payable shall be deemed a "material adverse change"), the Tag-Along Seller shall (i) (if such change is a material adverse change) give written notice of such change to each Tagging Person, which shall have the right to revoke its election to participate in the Tag-Along Sale by providing written notice to the Company within 10 Business Days of receiving the notice of the change in terms, or (ii) (if such change is a material beneficial change) give written notice of such change to each Tag-Along Beneficiary, which shall have the right to participate in the Tag-Along Sale, in each case, by providing written notice to the Company within 10 Business Days of receiving the notice of the change in terms. Any allocation determined in accordance with Article 9.4.2 will be redetermined following any such material change and the expiration of the applicable 10 Business Day period. If for any reason the number of Units to be purchased is increased or decreased, the allocations shall be redetermined in accordance with Article 9.4.2 based upon such greater or lesser (as the case may be) aggregate number of Units to be Transferred.

9.4.5	The Tag-Along Seller shall Transfer or cause to be Transferred, on behalf of itself and as attorney for any Tagging Person pursuant to the relevant power-of-attorney in favour of the Tag-Along Seller, the Units of the Tag-Along Seller and all Tagging Persons elected to be Transferred on the closing date specified in the Tag-Along Offer (which shall occur no sooner than 20 Business Days after the date of the Tag-Along Notice, as such date may be extended in accordance therewith and as a result of any re-determination of the Tag-Along Portion attributable to Tagging Persons required by this Article 9.5, the "Tag-Along Sale Settlement Date"). Concurrently with the consummation of the Tag-Along Sale, (i) the Tag-Along Seller shall notify the Tagging Persons thereof (including identifying the manner of delivery for any non-cash consideration), and (ii) the total consideration (less any hold-back or escrow pursuant to Article 9.4.1) due to each Tagging Person shall, subject to the provisions set forth in Article 9.4.7 below, be remitted to such Tagging Person, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by each Tagging Person in its Tag-Along Response Notice.

9.4.6

If, on the Tag-Along Sale Settlement Date, the Tag-Along Sale is not consummated for any reason, (i) the Tag-Along Seller (or its designated agent) shall return to each Tagging Person, to the extent previously provided, the power-of-attorney that such Tagging Person delivered for Transfer pursuant to this Article 9.4 and any other documents executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) no Investor shall conduct any Transfer of any of its Units without again complying with this Article 9.4, if and to the extent applicable. Notwithstanding anything contained in this Article 9.4, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons if the Tag-Along Sale is not consummated for any reason. Subject to the terms of any definitive transaction agreements executed in connection with a Tag-Along Sale, the decision of whether to effect a Transfer of Units pursuant to this Article 9.4 by the Tag-Along Seller, or to terminate any such transaction prior to consummation, is in the sole and absolute discretion of the Tag-Along Seller.

9.4.7	The rights and obligations of the Tag-Along Seller and/or Tagging Persons in respect of a Tag-Along Sale are subject to the following additional conditions:

(a)	each Tagging Person shall take all such actions as may be reasonably necessary, desirable or appropriate to consummate the Tag-Along Sale, as requested by the Tag-Along Seller;

(b)	each Tagging Person shall be bound by the same terms and conditions (to the extent set forth in the penultimate sentence of Article 9.4.1) that apply to the Transfer by the Tag-Along Seller pursuant to the Tag-Along Sale;

(c)	if and to the extent the costs and expenses incurred by the Tag-Along Seller and/or each Tagging Person in connection with the Tag-Along Sale (collectively, "Tag-Along Sale Costs") are not reimbursed or paid by the Tag-Along Purchaser, Luxco shall reimburse and/or pay the Tag-Along Sale Costs to the fullest extent permitted by law. The Tag-Along Seller and each Tagging Person will be responsible for its pro rata share (based on the number of Units actually Transferred by it relative to the total number of Units actually Transferred in such Tag-Along Sale) of the Tag-Along Sale Costs to the extent not so paid, provided that the engagement by any Tagging Person of any professional adviser in connection with the Tag-Along Sale, other than legal counsel, shall not be reimbursable. Each Tagging Person agrees to permit the Tag-Along Seller to calculate the total Tag-Along Sale Costs, to determine the pro rata participation of such costs, and to deduct such pro rata amounts from any proceeds payable pursuant to Article 9.4.5 above if the Tag-Along Sellers are required to pay any Tag-Along Sale Costs.

9.4.8	This Article 9.4 shall terminate upon an IPO, except with respect to any Transfer executed as a Privately Negotiated Transaction.

10.	IPO AND PUBLIC OFFERING RIGHTS

10.1	Structural Considerations

10.1.1

The Parties currently intend that, should an IPO be effected, the issuer of shares offered in such IPO would be one of the Intermediate Holdcos or VNU and not Luxco, although the Investors Committee may designate any other member of the Group as an issuer of shares offered in such IPO as well (such issuer, "Issuer"). At any time before or after such IPO, upon the affirmative vote of the Investors' Committee as described below, Luxco shall take any such actions necessary, appropriate or desirable, and may cause any Intermediate Holdco to take any such actions, (a) to liquidate, dissolve, wind up or otherwise terminate itself or any Intermediate Holdco or merge Luxco and one or more Intermediate Holdcos or merge Intermediate Holdcos (or do any of the foregoing with or involving VNU) and/or (b) to reorganize or recapitalize itself or any Intermediate Holdco (or VNU or any other member of the Group) (each, a "Reorganization Transaction"), in each case, so as to optimize the corporate structure as is appropriate in light of tax, legal or other professional advice received by Luxco in connection with an IPO. In connection with any Reorganization Transaction, the Investors may receive shares or other securities of any class issued by any member of the Group so that each Investor is in the same position with respect to its rights to the assets and earnings of Luxco and its direct and indirect subsidiaries by way of a dividend or distribution in kind or in exchange for or otherwise in replacement of Units (collectively, "Replacement Securities"). The term "Units", whenever used in this Agreement (unless the context otherwise requires), shall be deemed to include any such Replacement Securities when issued. The transactions described in this Article 10.1.1 are subject to the prior approval of the Investors' Committee under Article 6.6.4.

10.1.2	In the event that, following an IPO, Luxco or any Intermediate Holdco continues to exist as a direct or indirect parent of Issuer and the Investors do not directly hold shares of the same class and series of Issuer as those that have been, or are proposed to be, publicly listed ("Listed Shares"), then, in order to permit the sale by Investors of Listed Shares and receipt of the proceeds therefrom as contemplated by this Article 10, the Parties agree that Luxco shall take any actions necessary, appropriate or desirable, as determined by the Investors’ Committee, and shall cause each Intermediate Holdco or VNU or other member of the Group, as the case may be, to take any such actions, to enable each Investor to realize the benefit of liquidity afforded by the existence of a market for Listed Shares and the provisions of this Article 10, including, by (a) selling, or causing the sale of, Listed Shares up to a number equal to (i) the total number of Listed Shares directly held by any member of the Group multiplied by (ii) the percentage interest directly or indirectly owned by such Investor in the relevant member of the Group (as the case may be) as may be permitted pursuant to the applicable provisions of Article 10 (such number of Listed Shares that could be sold in each such case, the "Assumed Number") and (b) distributing to such Investor, or causing the distribution to such Investor of, the cash proceeds received from the sale or the Assumed Number of Listed Shares. The Parties agree that the distribution of such cash proceeds to an Investor on whose behalf Listed Shares have been sold shall be effected in a prompt and efficient manner, as determined by the Investors’ Committee, which may be (i) through a repurchase, redemption or repayment of each such Investor's Units, (ii) through a Reorganization Transaction (which would apply to a sale by all of the Investors such that the aggregate cash proceeds from the sale of Listed Shares are distributed to each Investor based on such Investor's Assumed Number of Listed Shares sold and the remaining assets of Luxco are distributed to each Investor pro rata to its remaining investment in Luxco after deducting the proceeds received by each Investor from its Assumed Number of Listed Shares so sold), or (iii) in any other manner, provided that each Investor (whether selling or not selling) is placed in the same position with respect to its rights to the assets and earnings of Luxco and its direct and indirect subsidiaries as it would have been had all of the Investors directly held Listed Shares.

10.1.3	Subject to the prior approval of the Investors' Committee (to the extent required), each Investor shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors' Committee, on each Board and on any committee thereof to take, any and all action within its power as may be necessary, appropriate or desirable to effect, or to cause Luxco, any Intermediate Holdco, VNU or any other member of the Group to effect, the transactions described in this Article 10.1.

10.2	Piggyback Offerings

10.2.1	Right to Participate in Piggyback Offerings. Subject to Article 6.6, if at any time the Investors' Committee approves and authorizes an IPO, the Investors' Committee may also determine whether such IPO is to be effected as a primary offering by Issuer, a secondary offering by the Investors, or a combined primary and secondary offering, and if the IPO includes a secondary offering, the aggregate number of Listed Shares which may be included therein by or on behalf of the Investors (such amount, the "Investors' IPO Number"). If the Investors' Committee so determines to permit Investors to include their Listed Shares in any IPO, or to include their Listed Shares in any subsequent offering of Listed Shares by Issuer, excluding (i) an offering on a registration statement on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes and (ii) a registration statement with respect to corporate reorganizations under Rule 145 of the Securities Act or any similar rule or successor rule promulgated for similar purposes (each, a "Piggyback Offering"), then each Investor Representative will promptly notify the Investors whom he represents on the Investors' Committee, and each Investor shall have the right (the "Piggyback Right") to request (a "Piggyback Request") that Issuer either (a) if Investors then hold Listed Shares directly, to include in such Piggyback Offering Listed Shares held by such Investor, or (b) if Investors do not then hold Listed Shares directly, to include in such Piggyback Offering on behalf of such Investor Listed Shares directly held or issued by Luxco or any other member of the Group and to distribute proceeds thereof as contemplated by Article 10.1.2. For purposes of this Article 10.2, unless otherwise specified, references to "Listed Shares" of an Investor shall be deemed to include references to Listed Shares directly held or issued by Luxco or by any other member of the Group offered or to be offered on such Investor's behalf as contemplated by Article 10.1.2. Any such Piggyback Request must be made by written notice to Issuer from the requesting Investor (a "Piggybacking Investor") within 15 Business Days after the receipt of any decision by the Investors' Committee to extend a Piggyback Right (which Piggyback Request shall specify the number of Listed Shares intended to be included). Upon receipt of any such Piggyback Request, Issuer will, and Luxco and each Intermediate Holdco (as applicable) shall cause the Issuer to, use its reasonable best efforts to take such steps as are necessary or appropriate under the laws, regulations and rules of the Selected Offering Jurisdiction to include in such Piggyback Offering all of the Listed Shares that have been requested to be included in such Piggyback Offering by each Piggybacking Investor and by each other Person that has a similar right to participate in a Piggyback Offering (such Persons, together with the Piggybacking Investors, collectively, the "Piggybacking Holders"); provided that:

(a)	the following allocation rules shall apply:

(i)	if the aggregate number of Listed Shares proposed to be sold by the Piggybacking Investors in such Piggyback Offering as set forth in the Piggyback Requests exceeds the Investors' IPO Number, then each Piggybacking Investor shall be entitled to include in the Piggyback Offering only up to the lesser of (x) its Pro Rata Portion of Listed Shares as specified in its Piggyback Request and (y) the number of Listed Shares proposed to be sold by it or on its behalf as specified in its Piggyback Request;

(ii)	if any Listed Shares remain unallocated after applying the cut-back requirement in clause (i) above, then such unallocated Listed Shares shall be allocated among Piggybacking Investors that have elected to sell more than their respective Pro Rata Portion pro rata based on the total number of Listed Shares proposed to be included by each such Piggybacking Investor; and

(iii)	for the purposes of this Article 10.2.1, "Pro Rata Portion" means, for any Piggybacking Investor, the Investors' IPO Number multiplied by a fraction, the numerator of which is the number of Listed Shares owned by such Piggybacking Investor and the denominator of which is the total number of Listed Shares owned by all Piggybacking Investors;

(b)	if, at any time after determining to pursue a Piggyback Offering and prior to the date that the Applicable Offering Document is approved or declared effective by the Applicable Regulatory Authority, the Investors’ Committee shall determine for any reason not to proceed with such Piggyback Offering, Issuer may, at its election, give written notice of such determination to each Piggybacking Holder and, thereupon, shall be relieved of its obligation to include any Listed Shares in such Piggyback Offering (but not from its obligation to pay any Offering Expenses incurred in connection therewith); and

(c)	if such Piggyback Offering by Issuer is underwritten, all Piggybacking Holders must sell their Listed Shares to the underwriters selected by the Investors' Committee on the same terms and conditions as apply to Issuer, including entering into a customary underwriting agreement, including the allocation between the firm commitment and the underwriters' over-allotment option, except for such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings.

Any Piggybacking Holder may elect to revoke the inclusion of its Listed Shares in such Piggyback Offering or may elect to modify the number of Listed Shares requested to be included in such Piggyback Offering, by delivering notice in writing to Issuer (and, if such Piggyback Offering is underwritten, to the managing underwriters), no later than 2 Business Days prior to the date of printing of the preliminary Applicable Offering Document, unless, in the case of an underwritten Piggyback Offering, such revocation or modification (when considered together with any revocations or modifications by other Piggybacking Holders) would not, in the reasonable opinion of the managing underwriters, necessitate the re-circulation of an amended version of the preliminary Applicable Offering Document.

10.2.2	Priority in Issuer Public Offerings. If any Piggyback Offering is underwritten and the managing underwriters advise Issuer in writing that, in their opinion, the number of shares proposed to be sold by Issuer for its own account in such offering, together with the number of shares requested by Piggybacking Holders to be included in such offering, exceeds the number which can be sold without having an adverse effect on the price or distribution of the securities proposed to be sold in or the timing of such offering (the "Maximum Offering Size"), then the number of shares to be included in such offering shall be reduced to the Maximum Offering Size, and Issuer will include in such offering: (a) first, up to 100% of the number of shares proposed to be sold by Issuer for its own account and (b) second, to the extent such number of shares proposed to be sold by Issuer for its own account is less than the Maximum Offering Size (the "Remaining Shares"), the number of Listed Shares that the Piggybacking Holders have requested to be included in such Issuer Public Offering, allocated pro rata among the Piggybacking Holders. Each Piggybacking Holder's pro rata allocation shall be determined by multiplying (i) the number of Remaining Shares by (ii) a fraction, the numerator of which is the number of Listed Shares then held by such Piggybacking Holder and the denominator of which is the aggregate number of Listed Shares then held by all Piggybacking Holders, collectively, provided that any Listed Shares thereby allocated to any Piggybacking Holder that exceeds such Piggybacking Holder’s request will be reallocated among the remaining Piggybacking Holders in the same manner, up to the number of Listed Shares that such Investor requested in their Piggyback Request.

10.2.3	Selection of Holders' Counsel. A majority of the Piggybacking Investors in any Piggyback Offering shall be entitled to select Holders' Counsel for such Piggyback Offering.

10.3	Requested Offerings

10.3.1

Request by Requesting Holders. Subject to the limitations set out in Article 10.3.3, (a) during the first two years following consummation of an IPO by Issuer, Investor(s) holding at least 50% of the Voting Interest then held by all Investors, (b) during the third year following consummation of an IPO by Issuer, Investor(s) holding at least 33  1/3% of the Voting Interest then held by all Investors, and (c) thereafter, any group of Affiliated Investors as a whole (which may be as few as one Investor if it does not have any Affiliates that are Investors) (in each case, the "Requesting Holders") may request (an "Offering Request") Issuer to act to permit a Public Offering (provided that such Public Offering shall not be on Form S-3 without the prior consent of the Investors’ Committee) of either (x) if such Requesting Holders then hold Listed Shares directly, all or part of such Requesting Holders’ Listed Shares, or (y) if such Requesting Holders do not then hold Listed Shares directly, Listed Shares directly held or to be issued by Luxco or any other member of the Group representing all or part of such Requesting Holders’ Listed Shares as contemplated by Article 10.1.2, in each case, in the Selected Offering Jurisdiction for trading on the relevant Selected Securities Exchange and specifying the amount and intended method of disposition thereof (a "Requested Offering"). In this Article 10.3.1, unless the context otherwise requires, references to "Listed Shares" of an Investor shall be deemed to include Listed Shares offered or to be offered on such Investor's behalf as contemplated by Article 10.1.2, and any proceeds of any such sale of Listed Shares shall be distributed to such Investor as contemplated by Article 10.1.2.

Upon receipt of any such Offering Request, Issuer shall, and Luxco and each Intermediate Holdco (as applicable) shall cause the Issuer to, use its reasonable best efforts to take such steps as are necessary or appropriate under the laws, regulations and rules of the Selected Offering Jurisdiction to effect, as expeditiously as possible, the Requested Offering of the Requesting Holders’ Listed Shares, and to include in such Requested Offering the Listed Shares requested to be included in such Requested Offering by other Participating Investors in accordance with Article 10.3.2 and by each other Person that has a similar right to participate in a Requested Offering (such Persons, together with the Participating Investors, collectively, the "Participating Holders") and to complete the other actions contemplated by this Article 10.3. If such Requested Offering is underwritten, the Listed Shares to be sold by the Requesting Holders and any Participating Holders shall be allocated on the same terms and conditions between the firm commitment and the underwriters' over-allotment option in accordance with market practice after consultation with the managing underwriters, if any. The Requesting Holders, the Investors Committee and Issuer shall consult and cooperate reasonably with one another throughout the offering process to coordinate the timing of the proposed Requested Offering. At any time prior to the date that the Applicable Offering Document is approved or declared effective by the Applicable Regulatory Authority (or, where this is sufficient under applicable law, is filed with the Applicable Regulatory Authority), the Requesting Holders (acting together) may revoke or modify their Offering Request, without liability to any other Participating Holder, by providing notice of such revocation or modification to Issuer and the Investors Committee (and, if such Requested Offering is underwritten, to the managing underwriters). A Requested Offering involving a Selected Offering Jurisdiction other than the jurisdiction in which the IPO was conducted or involving a Selected Securities Exchange other than the securities market on which the Listed Shares are listed shall be subject to the prior approval of the Investors' Committee. The Investors’ Committee shall be entitled to select the managing underwriters. For avoidance of doubt, the provisions of this Article 10.3.1 do not apply in respect of any sale of Listed Shares in accordance with Article 10.6.

10.3.2

Right to Participate in Requested Offerings. Within 5 Business Days following receipt of an Offering Request, Issuer will notify all other Investors of such Offering Request. Each such other Investor may request (each, a "Participating Investor"), by delivery of notice to Issuer, that Issuer will include in such Requested Offering either (a) if such Participating Investor then holds Listed Shares directly, the number of such Participating Investor's Listed Shares specified in its notice, or (b) if such Participating Investor does not then hold Listed Shares directly, the number of Listed Shares directly held or to be issued by Luxco or any other member of the Group, on behalf of such Participating Investor as specified in such notice, provided, in either case, that Issuer receives such notice within 10 Business Days following receipt of Issuer's notice. Any Participating Investor may elect to revoke the inclusion of its Listed Shares in such Requested Offering or may elect to modify the number of Listed Shares requested to be included in such Requested Offering, by delivering notice in writing to the Requesting Holders, Issuer (and, if such Requested Offering is underwritten, to the managing underwriters), no later than 2 Business Days prior to the date of printing of the preliminary Applicable Offering Document, unless, in the case of an underwritten Requested Offering such revocation or modification (when considered together with any revocations or modifications by other Participating Investors) would not, in the reasonable opinion of the managing underwriters, necessitate the re-circulation of an amended version of the preliminary Applicable Offering Document.

10.3.3	Limitations on Requested Offerings. Notwithstanding the foregoing, Issuer shall not be obligated to take steps to effect a Requested Offering:

(a)	following the third anniversary of the consummation of an IPO by Issuer, within a period of six months after the date of any other Offering Request;

(b)	if, with respect thereto, the managing underwriters, the Applicable Regulatory Authority or the laws, regulations and rules thereof of the Selected Offering Jurisdiction would require the conduct of an audit of Issuer (other than the regular audit conducted by Issuer at the end of its fiscal year, in which case the filing may be delayed until the completion of such regular audit), unless such audit is approved by the Investors' Committee;

(c)

if the Investors’ Committee determines, in its good faith judgment, that the Requested Offering would have an adverse effect on a then contemplated offering of Listed Shares, in which case Issuer may postpone the filing of the Applicable Offering Documents with respect to the Requested Offering during the period starting with the 30th day immediately preceding the date of the anticipated filing, and ending on a date ninety (90) days following the effective date of the Applicable Offering Documents relating to such other contemplated public offering; provided that neither the Investors’ Committee nor the Issuer shall postpone the filing of the Applicable Offering Documents with respect to any Requested Offering pursuant to this paragraph more than once in any 360 day period; or

(d)

if Issuer is in possession of material non-public information and the Investors' Committee determines in good faith that disclosure of such information would be materially detrimental to Issuer or its shareholders, in which case the filing of the Applicable Offering Document may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 90th day after receipt by Issuer of the related Offering Request.

10.3.4

Priority in Requested Public Offerings. If a Requested Offering is underwritten and the managing underwriters advise the Requesting Holders in writing that, in their opinion, the number of Listed Shares proposed to be sold by or on behalf of the Requesting Holders and any Participating Holders in such Requested Offering, together with the number of Listed Shares that Issuer proposes to sell for its own account in such Requested Offering, exceeds the Maximum Offering Size, then the number of Listed Shares to be included in such Requested Offering shall be reduced to the Maximum Offering Size and Issuer will include in such Requested Offering: (a) first, up to all of the Listed Shares proposed to be sold by or on behalf of the Requesting Holders and the Participating Holders, allocated pro rata among them, and (b) second, to the extent such number of Listed Shares proposed to be sold by or on behalf of the Requesting Holders and the Participating Holders is less than the Maximum Offering Size, the number of Listed Shares that Issuer proposes to sell for its own account. The pro rata allocation for each of the Requesting Holders and the Participating Holders shall be determined by multiplying (i) the number of Listed Shares equal to the Maximum Offering Size by (ii) a fraction, the numerator of which is the number of Listed Shares then held by or to be offered by Issuer on behalf of such Requesting Holder or Participating Holder and the denominator of which is the aggregate number of Listed Shares then held by or to be offered by Issuer on behalf of the Requesting Holders and the Participating Holders (provided that any Listed Shares thereby allocated to any Holder that exceeds such Holder’s request will be reallocated among the remaining Requesting Holders and Participating Holders in the same manner), up to the number of Listed Shares that such Investor requested in their Piggyback Request.

10.3.5	Number of Offering Requests. Subject to the procedures, requirements and limitations in Article 10.3.1, Article 10.3.3 and Article 10.5.1, Investors shall be entitled to make an unlimited number of Offering Requests.

10.3.6	Offering Expenses. Issuer will pay all Offering Expenses in connection with each Requested Offering. Requesting Holders and Participating Holders will pay all underwriting discounts and commissions and transfer taxes, if any, with respect to the Listed Shares that such Requesting Holder or Participating Holder, as applicable, sells.

10.3.7	Additional Rights. Neither Luxco nor any other member of the Group shall grant any public offering rights to any Person that include provisions inconsistent with or designed to circumvent the provisions of this Article 10, without the prior approval of the Investors' Committee.

10.4	Obligations of Issuer in Connection with Public Offerings

In connection with each Public Offering conducted in accordance with this Article 10, Issuer:

10.4.1	shall use its reasonable best efforts to prepare the Applicable Offering Document and any other documentation and file the Applicable Offering Document with the Applicable Regulatory Authority including, if applicable, any amendments or supplements thereto and to procure that the Applicable Offering Document is declared or becomes effective and remains effective for 120 days or until the contemplated method of distributions is complete under the laws, regulations and rules of the Selected Offering Jurisdiction;

10.4.2	shall take all reasonable care to ensure that the information contained in any preliminary Applicable Offering Document and the Applicable Offering Document, other than (i) information relating to any Selling Holder and (ii) information for which any other Person (other than any Selling Holder) takes responsibility in the Applicable Offering Document and for which Issuer does not take responsibility, is accurate and complete and does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall give reasonable consideration to any comments of each Selling Holder regarding the information disclosed in any preliminary Applicable Offering Document and the Applicable Offering Document, provided such comments are given in a timely manner;

10.4.3	shall furnish to each Selling Holder such number of copies as requested by such Selling Investor of the Applicable Offering Document as filed with the Applicable Regulatory Authority;

10.4.4	shall furnish to each Selling Holder copies of any stop orders, injunctions, notices or other correspondence with the Applicable Regulatory Authority concerning any preliminary Applicable Offering Document or the Applicable Offering Document, and with respect to any such stop orders or injunctions, use its reasonable efforts to obtain the withdrawal of such stop order or injunction at the earliest possible moment and provide immediate notice to each Selling Holder of such withdrawal;

10.4.5	shall notify each Selling Holder at any time when a supplement or amendment is required to be delivered in relation to any preliminary Applicable Offering Document or the Applicable Offering Document, in order to ensure that such document does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall deliver a copy of such supplement or amendment to each Selling Holder as promptly as possible;

10.4.6	shall make available to each Selling Investor such information and documents concerning Issuer as any Selling Investor reasonably may request in connection with such Public Offering, subject to any applicable confidentiality restrictions;

10.4.7	shall use its reasonable efforts to furnish, at the request of any Selling Investor, on the date that its Listed Shares are delivered to the underwriters for sale, or, if such securities are not being sold through underwriters, on the date that such securities are sold, (i) an opinion, dated as of such date, of one or more counsel to Issuer in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to such Selling Investor, addressed to the underwriters, if any, and to such Selling Investor and (ii) a letter dated as of such date, from the independent auditors of Issuer, in form and substance as is customarily given by independent auditors to underwriters in underwritten public offerings and reasonably satisfactory to the Selling Investor, addressed to the underwriters, if any, and if permitted by applicable accounting or relevant professional standards, to such Selling Investor, provided that such Selling Investor provides any representations reasonably required by the independent auditors;

10.4.8	shall use its reasonable efforts to take all other steps reasonably necessary, appropriate or desirable, including participation in "road shows" to effect such Public Offering and to expedite or facilitate the disposition of all Listed Shares included therein; and

10.4.9	shall pay all Offering Expenses.

Each Selling Investor shall, and the Issuer shall require each other Selling Holder to, upon receipt of any notice from Issuer concerning any stop order or injunction in connection with or the necessity of any supplement or amendment relating to any preliminary Applicable Offering Document and the Applicable Offering Document for any Public Offering in accordance with Article 10.4.4 or Article 10.4.5, shall discontinue disposition of its Listed Shares covered by such Applicable Offering Document until such Selling Investor’s or other Selling Holder's receipt of notice from Issuer as to the withdrawal of such stop order or injunction or receipt of a copy of the required supplement or amendment, as the case may be.

10.5	Holdback

10.5.1	Investor Holdback. In the event of any Public Offering that is underwritten, each Investor agrees not to Transfer any Units (other than Permitted Transfers) or effect or request any Public Offering of any Listed Shares directly held by such Investor (or held on its behalf as contemplated by Article 10.1.2) or any option, warrant or other right to acquire Listed Shares other than (x) as part of such underwritten Public Offering or (y) pursuant to a Tender in any Tender Offer (subject to the other provisions of this Article 10), for a period commencing on the date that the underwritten Public Offering has been requested under Article 10.3 or resolved by the Board of the Issuer in the case of a primary offering and continuing for such period of time as the managing underwriters shall require, which, in any event, shall not exceed 180 days (in connection with an IPO) and 90 days (in connection with any other underwritten Public Offering) after the date of the first sale of securities under the approved or effective Applicable Offering Document, provided that, notwithstanding the foregoing,

(a)	in the event that Issuer and the managing underwriters agree to release any Listed Shares of any Investor from the foregoing restriction or from any similar restriction in another arrangement, the Listed Shares of the other Investors shall be released from the foregoing restriction on a pro rata basis (based upon the percentage equal to the number of Listed Shares of such Investor that are released divided by the total number of Listed Shares then held by (or on behalf of) such Investor);

(b)	the foregoing restriction shall not apply in respect of any Public Offering relating solely to Listed Shares held by (or on behalf of) Management or other employees of the Group including (i) an offering on a registration statement on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes and (ii) a registration statement with respect to corporate reorganizations under Rule 145 of the Securities Act or any similar rule or successor rule promulgated for similar purposes; and

(c)	the foregoing restriction shall not restrict any Investor or its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its or such Affiliate's business.

10.5.2	Any agreement entered into after the date of this Agreement pursuant to which Luxco or any member of the Group grants rights to any Third Party (other than the underwriters of any Public Offering) similar to the rights contained in this Article 10 shall contain a provision under which such Third Party agrees to holdback restrictions no less restrictive than the foregoing holdback restrictions applicable to the Investors.

10.6	Post-IPO Sales

In addition to rights under Article 10.2 and 10.3, following an IPO and subject to the provisions of Article 10.5, an Investor may effect (if such Investor then directly holds Listed Shares) or may request Luxco to effect, or to cause any other member of the Group to effect (if such Investor does not then directly hold Listed Shares such that its Listed Shares would be sold on its behalf as contemplated by Article 10.1.2), a sale or a distribution (in the case of clause (b) below) of Listed Shares (a) pursuant to a brokers' transaction or a transaction directly with a market maker, including a sale pursuant to Rule 144 of the Securities Act or any similar rule or successor rule promulgated for similar purposes (including sales under similar European securities laws), and executed on the Selected Securities Exchange on which the Listed Shares are listed for trading or quoted (a "Brokered Exchange Transaction"), (b) to the limited partners of such Investor (a “LP Distribution”) or (c) in a privately negotiated transaction not executed on or through the facilities of a Selected Securities Exchange (a "Privately Negotiated Transaction" and, together with a Brokered Exchange Transaction and a LP Distribution, a "Post-IPO Sale"), and Luxco shall effect, or cause any other member of the Group to effect, such Post-IPO Sale; provided that, for so long as the Investors own, in the aggregate, at least 33 1/3% of the aggregate Voting Interest owned by the Investors on the Last Settlement Date, all Post-IPO Sales shall be subject to the prior approval of the Investors’ Committee, provided further that, any Investor that ceases to hold a Voting Interest at least equal to 25% of the Voting Interest held by that Investor (in each case, together with any Affiliated Fund of that Investor) on the Last Settlement Date may sell or distribute Listed Shares pursuant to a Brokered Exchange Transaction or LP Distribution without the prior approval of the Investors’ Committee if the number of Listed Shares sold or distributed is less than 1% of the aggregate number of outstanding Listed Shares (not including Listed Shares held by the Group, the Investors or their Affiliates). The maximum number of Listed Shares an Investor may sell pursuant to a Brokered Exchange Transaction on any date (a "Trading Date") shall be limited to the number of Listed Shares that, when combined with all other Transfers of Listed Shares by or on behalf of such Investor and its Affiliated Funds (pursuant to any Brokered Exchange Transaction or otherwise) in the three-month period prior to such Trading Date, is equal to the average weekly reported trading volume of the Listed Shares on the principal Selected Securities Exchange on which the Listed Shares are traded or quoted during the four calendar weeks preceding such Trading Date, or such other number of Listed Shares as such Investor is permitted to sell pursuant to a Brokered Exchange Transaction under Rule 144 of the Securities Act or any similar rule or successor rule promulgated for similar purposes, including sales under similar European securities laws, as applicable (a "Trading Volume Limitation"). In addition to any restrictions under applicable securities laws and regulations, any Post-IPO Sale shall be subject to the provisions of any written "black-out" policy adopted by Issuer. Accordingly, an Investor shall provide reasonable prior notice to Issuer of any proposed Post-IPO Sale to be conducted or requested by such Investor, and Issuer shall, as soon as reasonably practicable, notify such Investor whether such Post-IPO Sale is then permissible under such policy.

10.7	Sales in a Tender Offer

If, following an IPO, any Person makes a public tender or exchange offer for all of the Listed Shares (a "Tender Offer"), an Investor may tender (if such Investor then directly holds Listed Shares) or may request Luxco to tender, or to cause any member of the Group to tender (if such Investor does not then directly hold Listed Shares such that its Listed Shares would be sold on its behalf as contemplated by Article 10.1.2) (collectively, "Tender") its Listed Shares in such Tender Offer.

10.8	Acknowledgment by Subsidiaries

The Parties shall cause VNU and, as necessary, any other member of the Group to acknowledge and agree to the provisions of this Article 10 as such provisions may be applicable to it or them from time to time.

11.	SUBSEQUENT SHARE ACQUISITIONS; ADDITIONAL EQUITY FUNDING

11.1	Acquisition of 100% of the Shares in VNU

It is the Parties' intention that Bidco (or its direct or indirect subsidiaries) will acquire one hundred per cent (100%) of the issued and outstanding shares in VNU and they have caused Bidco to commence a "squeeze-out" procedure in accordance with Section 2:201a of the Dutch Civil Code to achieve that aim.

11.2	Additional Equity Funding

Each of the Investors commits to invest up to the amount set forth behind its name in the tenth column of Schedule 2 (its "Remaining Equity Commitment") in additional Units as and when the Investors' Committee decides to call on such investment (wholly or partly, as the case may be) to fund the acquisition of additional shares in VNU and related costs and expenses, in accordance with Article 11.2. Any such investment shall be made in immediately available funds within 1 Business Day from each Investor being notified by the Investors' Committee to do so. Any Remaining Equity Commitment shall be called with respect to each Investor in the percentage set forth behind its name in the eleventh column of Schedule 2 and shall be in the form of a combination of additional share premium payments with respect to the Shares already held by each relevant Investor and payments made for additional YFCPECs issued to such Investor at par, in proportions corresponding to the then existing investment of such Investor (measured in monetary terms, using the same currency and a consistent exchange rate, if applicable).

11.3	Equity Syndication and Certain Reallocations Among Investors

11.3.1	The Parties acknowledge that, pursuant to the Interim Investors Agreement, THL Fund VI (Alternative) Corp. has syndicated a portion of its equity investment to THL Fund VI Equity Investors (VNU), L.P., THL Fund VI Equity Investors (VNU) II, L.P. and THL Fund VI Equity Investors (VNU) III, L.P. (collectively, the “New THL Investors”) as set out in columns four and five of Schedule 10 hereto pursuant to a Share, CPEC and YFCPEC Transfer Agreement, dated August 4, 2006, between THL Fund VI (Alternative) Corp. and the New THL Investors, and (ii) KKR VNU Millennium Limited has syndicated a portion of its equity investment to the KKR VNU Equity Investors, L.P. (the “New KKR Investors” and, together with the New THL Investors, the “New Investors”) as set out in columns two and three of Schedule 10 hereto (the “KKR Syndicated Portion”) pursuant to a Share, CPEC and YFCPEC Transfer Agreement, dated August 4, 2006, between KKR VNU Millennium Limited and the New KKR Investor.

11.3.2

The Parties acknowledge that, pursuant to the Interim Investors Agreement, each Investor listed in column one of Schedule 10 hereto under the heading “DB Syndicating Investors” (collectively, the “DB Syndicating Investors”)

has transferred a portion of such DB Syndicating Investor’s equity investment to the New KKR Investor as set out in columns six and seven of Schedule 10 hereto and has transferred corresponding portions of its Units to the New KKR Investor (the “Transferred KKR Interests”), pursuant to a Share, CPEC and YFCPEC Transfer Agreement, dated August 4, 2006, between the New KKR Investor and the DB Syndicating Investors. The New KKR Investor hereby agrees that any Voting Interests represented by Transferred KKR Interests shall be treated under this Agreement, for purposes of determination of Voting Interests of the Investors, as if the Transferred KKR Interests were held by each of the DB Syndicating Investors in proportion to the portion of the Transferred KKR Interests transferred by each such DB Syndicating Investor (the portion of the Transferred KKR Interests allocable to each such Investor, the “KKR Allocated Portion”). With respect to any matter that is voted on by the Investors pursuant to the terms of this Agreement, the New KKR Investor shall cause the Voting Interests represented by each KKR Allocated Portion of the Transferred KKR Interests to be voted in the same manner as the Voting Interests held by the DB Syndicating Investor to which such KKR Allocated Portion has been allocated are voted with respect to such matter. The fourth column of Schedule 2 sets forth against each Investor's name the Voting Interest which it holds as of the date of this Agreement, taking into account the provisions of this Article 11.3.2. Except as set forth in Article 11.3.4 hereof, with respect to all other rights or obligations relating to the Transferred KKR Interests, including, without limitation, any economic interest or payment obligation represented by, or allocable to, the Transferred KKR Interests, all of the Transferred KKR Interests shall be treated, for all purposes under the this Agreement, as held by the New KKR Investor.

11.3.3	The Parties acknowledge that, pursuant to the Interim Investors Agreement, each DB Syndicating Investor has transferred a portion of such DB Syndicating Investor’s equity investment to the New THL Investors as set out in columns eight and nine of Schedule 10 hereto and has transferred corresponding portions of its Units to the New THL Investors (the “Transferred THL Interests”) pursuant to a Share, CPEC and YFCPEC Transfer Agreement, dated August 4, 2006, between the New THL Investors and the DB Syndicating Investors. The New THL Investors hereby agree that any Voting Interests represented by Transferred THL Interests shall be treated under this Agreement, for purposes of determination of Voting Interests of the Investors, as if the Transferred THL Interests were held by each of the DB Syndicating Investors in proportion to the portion of the Transferred KKR Interests transferred by each such DB Syndicating Investor (the portion of the Transferred THL Interests allocable to each such Investor, the “THL Allocated Portion”). With respect to any matter that is voted on by the Investors pursuant to the terms of this Agreement, the New THL Investors shall cause the Voting Interests represented by each THL Allocated Portion of the Transferred THL Interests to be voted in the same manner as the Voting Interests held by the DB Syndicating Investor to which such THL Allocated Portion has been allocated are voted with respect to such matter. Except as set forth in Article 11.3.4 hereof, with respect to all other rights or obligations relating to the Transferred THL Interests, including, without limitation, any economic interest or payment obligation represented by, or allocable to, the Transferred THL Interests, all of the Transferred THL Interests shall be treated, for all purposes under this Agreement, as held by the applicable New THL Investor.

11.3.4	The Parties acknowledge that the Remaining Equity Commitment of AlpInvest Partners Later Stage Co-Investments II-A CV, one of the two AlpInvest Funds, is zero and that the Remaining Equity Commitment of AlpInvest Partners CS Investments 2006 C.V., the other AlpInvest Fund, shall be calculated by reference to the percentage set out in the eleventh column of Schedule 2 against the name of AlpInvest Partners CS Investments 2006 C.V. In addition, the Parties acknowledge that, notwithstanding anything to the contrary herein, the Remaining Equity Commitment of each of the New Investors is zero and that the Remaining Equity Commitment of each of the Investors other than the New Investors (collectively, the “Fund Investors”) shall be calculated by reference to the percentages set out in the eleventh column of Schedule 2 against the names of each such Fund Investor.

11.3.5	The Investors agree that they shall cause Luxco to capitalize any share premium or additional paid in a capital attributable to the Shares promptly following completion of funding of their respective Aggregate Equity Commitments. In addition, the Parties agree that, at or following the time of the issuance by Luxco of any additional Shares, YFCPECs or CPECs to any Fund Investor in connection with the funding by any such Fund Investor of its portion of any Remaining Equity Commitment, but in any event (i) promptly following capitalization of any share premium or additional paid in capital attributable to the Shares as described in the preceding sentence, and (ii) prior thereto, immediately before any distribution on, or redemption of, Shares, CPECs and YFCPECs by Luxco, the Investors shall, and shall be permitted to, transfer Shares, CPECs and YFCPECs amongst themselves in order to ensure that the number of Shares, CPECs and YFCPECs held by each of the Investors more accurately reflects their respective aggregate equity investment in Luxco (calculated in US dollars).

In accordance with the foregoing paragraph, each Investor agrees to take or cause to be taken any and all actions necessary or desirable to facilitate a transfer by any Investor of equity interests in Luxco permitted or required by this Article 11.3.5 (and, for the avoidance of doubt, such actions shall include, without limitation, (i) causing any Luxco Manager or Investor Representative appointed by such Investor or its Affiliated Funds, as applicable, to acknowledge and approve any such transfer, (ii) approval of any such transfer at any general meeting of shareholders where such approval is submitted to a vote of shareholders, and (iii) causing such transfer to be recorded in the shareholders register of Luxco).

11.3.6	Prior to the implementation of any final transfers by the Investors of equity interests pursuant to Article 11.3.5 or Article 11.3.7, the Investors acknowledge and agree that they may hold Shares, YFCPECs and CPECs in relative proportions other than those required by Article 9.1.5. The Investors intend that the Shares, YFCPECs and CPECs that they hold will be held on a proportionate basis as required by Article 9.1.5 following completion of the transfers of equity interests contemplated by Article 11.3.5 and Article 11.3.7.

11.3.7	The Investors also acknowledge and agree that certain KKR Funds, on the one hand, and certain Thomas H. Lee Partners Funds, on the other hand, have transferred, and intend to transfer, Units held by such KKR Funds and such Thomas H. Lee Partners Funds, respectively, among the KKR Funds, in the first case, and among the Thomas H. Lee Partners Funds, in the second case, in connection with the funding of equity commitments from investors in the KKR Funds and the Thomas H. Lee Partners Funds and the incurrence and repayment of certain obligations that the KKR Funds and the Thomas H. Lee Partners Funds used to finance portions of their respective Aggregate Equity Commitments pending completion of such funding and in connection with the equity syndication described in Articles 11.3.1, 11.3.2 and 11.3.3.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of the Investors

Each Investor, severally and not jointly, represents and warrants to the other Investors, as of the date hereof, as follows:

(h)	Organization. Such Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(i)	Authority. Such Investor has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Investor and no other proceedings by or on behalf of such Investor will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligations of such Investor enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and (ii) subject to general principles of equity.

(j)	No Legal Bar. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby will not (i) violate (x) the organizational documents of such Investor or (y) any law, treaty, rule or regulation applicable to or binding upon such Investor or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Investor is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(y) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(k)	Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Investor threatened, against such Investor, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(l)	Information. Such Investor has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the transactions contemplated hereby and (ii) obtain additional information which such Investor and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Agreement. Such Investor has not relied upon any statement, printed material or other information given or made by or on behalf of Luxco that is contrary to information contained in this Agreement.

(m)	Securities Not Registered. Such Investor has acquired securities of Luxco solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under the Securities Act and the rules and regulations promulgated thereunder. Such Investor is (i) an investor with such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the transactions contemplated hereby, (ii) able to bear the economic risk of an investment in Luxco and its subsidiaries and (iii) able to bear the risk of loss of its entire investment in Luxco and its subsidiaries.

(n)	No Other Representations. Except for the representations and warranties contained in this Article 12, neither such Investor, nor any other Person or entity acting on behalf of such Investor, makes any representation or warranty, express or implied.

13.	ADDITIONAL COVENANTS AND AGREEMENTS

13.1	Advisory Services Agreement

Bidco and the Investor Fund Managers have entered into an advisory services agreement in the form attached as Part A of Schedule 7 (as amended from time to time, the "Advisory Services Agreement"). Each of ACN Holdings Inc. and VNU, Inc. have entered into an advisory services agreement with Bidco in the forms attached as Part B of Schedule 7 (as amended from time to time, the "Bidco Advisory Services Agreements").

13.2	Directors' Fees and Expenses

Luxco shall pay to each representative of an Investor who serves as Luxco Manager, and shall cause each member of the Group on which any representative of an Investor sits as a director, to pay to such representative, (a) a director's fee in an amount per annum that is deemed appropriate by the Investors' Committee for companies of similar size and standing by the appropriate board of such relevant entity with the affirmative vote of directors appointed or designated by each Investor, provided that if any such board seat is held by more than one such representative in any given 12-month period for which such director's fee is payable, such fee shall be pro rated among such representatives based on the actual number of days served in such board seat during such 12-month period by such representatives, and (b) all out-of-pocket travel expenses incurred by such representative in the performance of his duties as a director, including, without limitation, in connection with attendance at board and committee meetings by such representative.

13.3	Certain Tax Matters

13.3.1	All of the Investors shall use their reasonable best efforts to cause Luxco not to conduct its activities in a manner that will result in Luxco being considered under the United States Internal Revenue Code of 1986, as amended (“IRC”), to have effectively connected income with a U.S. trade or business. Luxco shall use its reasonable efforts to conduct its activities in a manner that minimizes the likelihood of Luxco being considered a “passive foreign investment company” as defined in the IRC.

13.3.2	Luxco shall provide to each Investor such information as any such Investor may reasonably request at any time or from time to time in order to permit such Investor (i) to determine whether Luxco has been a "passive foreign investment company" or a "controlled foreign corporation" (or a corporation having a similar status) for purposes of the IRC, (ii) to determine the consequences to such Investor, or any direct or indirect investor in such Investor, of such status, and (iii) all such other information that is reasonably necessary for such Investor, or any direct or indirect investor in such Investor, to duly complete and file its income tax returns. In addition, at the request of any such Investor, Luxco shall cooperate with such Investor in making and maintaining, or permitting such Investor (or any direct or indirect investor in such Investor) to make and maintain, any election permitted under the IRC.

13.3.3	Luxco shall use its reasonable efforts to conduct its activities in a manner that makes it possible for it to benefit from the provisions of any tax treaty between Luxembourg and the United States of America, any tax treaty between Luxembourg and The Netherlands, and any other relevant tax treaties. The Investors shall cooperate with the other Investors and Luxco to determine if it is, from time to time, entitled to the benefits of any tax treaty between Luxembourg and the United States of America.

13.3.4	Any Investor that has received any gross distribution from Luxco that should have been paid net of withholding tax will reimburse Luxco to the extent the Luxembourg tax authorities have claimed such withholding taxes from Luxco as a result thereof.

13.3.5	Notwithstanding anything in this Agreement to the contrary, the Parties will use their reasonable efforts to procure that Luxco will, to the maximum extent practicable, make any distributions to the Investors in the form of a redemption of YFCPECs or CPECs or payment of yield on YFCPECs or CPECs and not in the form of dividends on Shares. For avoidance of doubt, the foregoing restriction will not apply at such time as no YFCPECs or CPECs remain outstanding. In addition, if a distribution in the form of dividends on Shares (with or without a contemporaneous distribution in the form of redemption of YFCPECs or CPECs) would not reduce in any material respect the post-tax proceeds receivable by any Investor (taking into consideration the tax consequences resulting from such dividend on Shares compared to the tax consequences that would have resulted from a redemption of YFCPECs or CPECs or payment of yield on YFCPECs or CPECs), as determined by the tax advisers of the Group (following reasonable consultation with the tax advisers of each Investor), then, notwithstanding the foregoing restriction, the Investors' Committee may approve such distribution in the form of repurchases of, or dividends on, Shares (with or without a contemporaneous distribution in the form of redemption of YFCPECs or CPECs).

13.4	Corporate Opportunities

13.4.1

Each Investor shall cause each Investor Representative, Luxco Manager or VNU Director designated by it or its Affiliated Funds to recuse themselves from all deliberations of the Board, and neither Luxco nor any other member of the Group shall have any obligation to provide to any such Investor Representative, Luxco Manager or VNU Director any information, regarding any acquisition, disposition, investment or similar transaction that the member of the Group elects to pursue at any time after the date of this Agreement (as determined by the Investors’ Committee, a "Corporate Opportunity") if such Investor or one of its Affiliates is competing with or is otherwise adverse to the Group with respect to such Corporate Opportunity. Each Investor Representative, Luxco Manager or VNU Director who is aware that the Investor which has designated him or an Affiliated Fund of that Investor is or is contemplating pursuing a Corporate Opportunity, shall himself withdraw from the deliberations of the Board in accordance with this Article 13.4.1, without however having to disclose any information regarding that Corporate Opportunity or the plans which the relevant Investor or its Affiliated Fund has with respect to that Corporate Opportunity, if such information is not in the public domain or otherwise known to the Board.

13.4.2	If any Investor or its Affiliates consummates a transaction that at anytime after the date of this Agreement constituted a Corporate Opportunity, such Investor shall cause each Investor Representative, Luxco Manager or VNU Director designated by it or its Affiliated Funds to recuse themselves from all future deliberations of each Board and the Investors' Committee relating to, and no member of the Group shall have any obligation to provide to any such Investor Representative, Luxco Manager or VNU Director any information regarding, that portion of the Group's business as competes or would reasonably be expected to compete with the Corporate Opportunity concerned (a "Competing Action"). The consent of the Investor Representative(s), Luxco Manager(s) or VNU Director(s) designated by such Investor or any of its Affiliate Funds shall not be required for authorising, effecting or validating any transactions in connection with such Corporate Opportunity or Competing Actions. In addition, each Investor shall, and shall cause any Investor Representative, Luxco Manager or VNU Director designated by its or any of its Affiliated Funds to, keep confidential any information regarding any Corporate Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that such Investor or Investor Representative, Luxco Manager or VNU Director learns about as a result of its participation in any Board and in the Investors' Committee in accordance with Article 13.7.2.

13.5	Non-Competition

For so long as an Investor or any of its Affiliates has the right to designate any Investor Representative, Luxco Manager or VNU Director pursuant to this Agreement, such Investor, its Affiliates, all Persons Controlled by that Investor or by any of that Investor's Affiliates and any “group” (as determined under Section 13(d)(3) of the Exchange Act) of which such Investor or any of its Affiliates is a member will be prohibited from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Person listed in Schedule 9 hereto (as such Schedule may be amended from time to time by a Requisite Majority of the Investors' Committee, a "Named Competitor"), unless consented to by a Requisite Majority of the Investors’ Committee, provided that:

13.5.1

This Article 13.5 shall not prohibit any Person from acquiring or holding a passive investment in any Named Competitor, which (a) does not represent more than 5% of the aggregate amount of equity invested in that Named Competitor, (b) does not entitle the holder to more than 5% of any pro rata distribution of profits or capital made by that Named Competitor, (c) does not entitle the holder to exercise more than 5% of the votes exercisable at a general meeting of shareholders of that Named Competitor, (d) does not include and is not otherwise combined with any entitlement to appoint any directors, officers, observers or other representatives to any body or committee of that Named Competitor or any Affiliate of that Named Competitor (and no director, employee or other representative of the Investor concerned or any Affiliate of that Investor holds any position on any such body or committee as a matter of fact), and (e) is not in any way subject to any agreement or arrangement made between the Investor concerned or any Affiliate of that Person and any other shareholder of or investor in that Named Competitor;

13.5.2	This Article 13.5 shall not prohibit any Investor which is a fund of funds to make or hold a non-Controlling investment in a fund which in turn has an investment in a Named Competitor or otherwise engages in an activity that would constitute a breach of this Article 13.5 if that fund was an Investor; and

13.5.3	In the event that an Investor or an Affiliate of an Investor acts in breach of this Article 13.5:

(a)	Article 13.4.2 shall apply mutatis mutandis to the Investor concerned and to all other Investors which are Affiliated with that Investor (treating such Named Competitor as a Competing Enterprise thereunder); and

(b)	To the extent that the occurrence of such breach is not reasonably within the control of the Investor concerned, any of its Affiliates or any person Controlled by that Investor or by any of that Investor's Affiliates, no other remedies shall be available to the other Parties. In all other circumstances, unless such breach is promptly (and in any event within three (3) Business Days following its occurrence) and completely cured by the Investor or Investors concerned, the Investor or Investors concerned shall be considered in material breach of this Agreement and liable for all damages resulting therefrom, and the other Parties may seek specific enforcement or injunctive relief against such Investor or Investors, in accordance with Article 14.7.

13.6	Non-Solicitation

Each Investor shall not (and shall use its reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any member of Management, without the prior written consent of the Investors’ Committee (such consent not to be unreasonably withheld), and shall not make any offers to this effect to such Persons; provided that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such Person (a) resulting from general advertisements for employment conducted by such Investor or (b) six months following cessation of such Person's employment with the Group without any encouragement by such Investor.

13.7	Access to Information, Financial Statements, Confidentiality and Public Announcements

13.7.1	Each of the Parties hereto agrees to use its commercially reasonable efforts to cause each of Luxco and VNU (and, if reasonably recommended by United States counsel to an Investor, any other member of the Group) to enter into a letter agreement granting any Investor that so requests "management rights" as defined in U.S. Department of Labour Regulation section 2510.3-101(d).

13.7.2	The following shall apply with respect to confidentiality:

(a)	Each Investor agrees to hold in strict confidence all Information furnished to it and the terms of this Agreement (collectively, "Confidential Information"). Subject to applicable law, an Investor may disclose any Confidential Information to (x) any of its Representatives and (y) any member of the Group or its directors, management or advisers (collectively, "Authorized Recipients"). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor, (ii) is or becomes available to an Investor or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Investor or its Representatives or any Person described in clause (y) above), which source, to the best knowledge of such Investor (after reasonable inquiry), is not bound by a duty of confidentiality to any Investor or its Representatives or any Person described in clause (y) above in respect of such Confidential Information or (iii) is independently developed by an Investor. If an Investor or any of its Authorized Recipients is required by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Investor, such Investor shall promptly notify Luxco and the other Investors of such requirement so that Luxco may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If such Investor or such Authorized Recipient is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, such Investor or Authorized Recipient may disclose such portion of such Confidential Information without liability hereunder.

(b)	An Investor may disclose Confidential Information in connection with any proposed Permitted Transfer by such Investor or any other proposed Transfer of Units by such Investor to a Third Party provided that such Transfer is permitted by this Agreement and provided that such Third Party enters into a confidentiality agreement or for the benefit of Luxco to hold any such information in strict confidence and to not use such information for any purpose other than such Transfer and specifying that Luxco shall be entitled to enforce such confidentiality agreement.

13.7.3

The Parties are aware that, as long as VNU shall have shareholders other than Bidco and/or any other entity which is directly or indirectly a Wholly-Owned Subsidiary of Luxco ("Minority VNU Shareholders"), any material non-public information provided by VNU or any of its subsidiaries to Bidco or any Affiliate or direct or indirect shareholder of Bidco may also need to be provided to those Minority VNU Shareholders. The Parties shall seek to minimise such provision of non-public information to persons other than VNU Directors and shall take appropriate measures and agree appropriate arrangements to ensure that the provision of non-public information to VNU Directors and the use of such information by VNU Directors shall not result in any requirement to provide such information also to any other Person, including any Minority VNU Shareholders. The VNU Supervisory Board Rules shall allow, to the maximum extent permitted by applicable law, the VNU Directors to share non-public information received by them with other Representatives of the Investor on whose nomination they have been appointed.

13.7.4	No public announcement or press release concerning the business of the Group or this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Investors' Committee, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release required to be made by any applicable laws or regulations, provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with the other Parties concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

13.8	Standstill

For so long as any outstanding shares in the share capital of VNU (other than treasury shares) are held by any Persons other than Bidco (or a Wholly-Owned Subsidiary thereof), each Investor agrees that it will not, and shall procure that each of its Affiliates will not, acquire, directly or indirectly, any share in the share capital of VNU (other than the acquisition by Luxco or its wholly-owned subsidiaries of such shares). Notwithstanding the previous sentence, following an IPO, an Investor and its Affiliates may purchase in the public markets, in the aggregate, Listed Shares constituting less than 3% of the outstanding Listed Shares.

14.	MISCELLANEOUS

14.1	Waiver; Amendment

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each Investor holding at least 1% of the then outstanding Units so long as any such amendment, supplement or modification does not impose any material additional burden on Luxco, Dutch Holdco or Bidco (as determined by the Investors' Committee in accordance with Article 6.6.4), in which event the written instrument must also be executed by Luxco, Dutch Holdco or Bidco, as applicable, provided that the Parties agree to amend, supplement or otherwise modify this Agreement as may be necessary to comply with the laws, regulations and rules of any Selected Offering Jurisdiction and the rules of the relevant Selected Securities Exchange in connection with an IPO and provided, further, that any amendment that disproportionately affects any Investor shall require the consent of such Investor. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

14.2	Effectiveness; Termination

14.2.1

This Agreement shall become effective on the date hereof and, subject to Article 14.2.2, shall terminate and be of no further force or effect upon the earlier of (a) the written agreement of all Parties hereto and (b) following an IPO, if and when the Investors collectively cease to hold, indirectly through Luxco or any Intermediate Holdco, at last 33  1/3% of the Listed Shares, except as otherwise provided in Article 9.4.8. At the time an Investor ceases to hold any Units, or holds Units representing less than 1% of all Units outstanding at that time, such Investor shall cease to be a Party to and be bound by this Agreement.

14.2.2	Notwithstanding any termination of this Agreement in its entirety or in respect of any Investor pursuant to Article 14.2.1, (i) the provisions of Articles 13.4 and 13.7.2 shall survive for a period of one year, (ii) the provisions of Article 7 shall survive until the latter of one year after the liquidation of Luxco and the final resolution of any claims thereunder, and (iv) this Article 14 shall survive indefinitely.

14.2.3	The Parties agree that fees payable to any Investor Fund Manager pursuant to the Advisory Services Agreement shall be in proportion to the Voting Interests controlled by the Affiliated Funds of such Investor Fund Manager.

14.2.4	This Agreement supersedes and replaces the Interim Investors Agreement in its entirety. The Parties are released from any and all obligations and liabilities under the Interim Investors' Agreement and shall have no obligation or liability thereunder, except to the extent of any rights or obligations accrued thereunder up to the date hereof.

14.3	Notices

Any notices or other communications required or permitted hereunder to a Party shall be sufficiently given if in writing and either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service such as DHL, (iv) sent by facsimile transmission or electronic mail, with verbal or electronic confirmation of receipt, and addressed (x) for the Investors, Luxco and the Intermediate Holdcos, as set forth in Schedule 8, or (z) for any new Investor, as contained in the Accession Agreement or other written instrument pursuant to which such New Investor becomes a Party to this Agreement, or, in each case, to such other address as the relevant Party shall have given notice of pursuant hereto. All such notices and other communications shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the seventh day after the mailing thereof, (iii) if by overnight delivery service such as DHL, on the next Business Day; and (iv) if by facsimile transmission or electronic mail, on the day that verbal or electronic confirmation of receipt by the recipient is obtained from the recipient.

14.4	Applicable Law

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, except to the extent that the matter in question is mandatorily required to be governed by Luxembourg law or Dutch law, in which case it will be governed by the applicable provisions of such law.

14.5	Disputes

All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York (other than with respect to an appeal from such courts to a higher court outside of the State of New York). The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14.6	Assignment

Except as permitted in this Agreement, the rights and obligations under this Agreement may not be Transferred by any Investor hereto, in whole or in part, to any Third Party, and any purported Transfer without such consent shall be void and unenforceable. Without the prior approval of the Investors’ Committee, the rights and obligations under this Agreement of any other Party hereto may not be Transferred, and any purported Transfer without such approval shall be void and unenforceable. The rights and obligations hereunder, including without obligation the right to nominate, designate or appoint any member of any of the Boards or any committee thereof, or remove any such nominee, designee or appointee, are personal to each Investor or group of Affiliated Investors entitled to do so hereunder and may not be assigned to any Person except with the prior approval of the Investors' Committee, provided that each Investor shall be permitted to assign any such right to one or more of its Affiliates.

14.7	Specific Performance

Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement. In the event of a breach of this Agreement by a Party which breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

14.8	Fiduciary Duties; Exculpation Clause

To the maximum extent permitted by law, no Investor and no Representative shall have a fiduciary or similar duty to the other Investors, to any members of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group, and each Investor (on behalf of itself, its Representatives), Luxco and each Intermediate Holdco hereby waives any claim relating to a breach of fiduciary or similar duty it has or may have in connection with any action or inaction by any Investor or any such Representative. Without limiting the foregoing, to the maximum extent permitted by law, none of the Investors and none of the representatives, nominees, designees or other Representatives of any Investor on the Investors' Committee, any Board or any board of any other member of the Group or, in each case, any committee thereof shall have any liability for breach or alleged breach of fiduciary or similar duty to the Investors, to any member of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group and is and shall be fully exculpated from all such liability. Each of the Parties hereby waives any and all claims it has or may have relating to any such breach or alleged breach of fiduciary or similar duty. The foregoing shall not be deemed to limit the obligations of the Investors under this Agreement.

14.9	No Recourse

Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Representative of any Investor or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Investor or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

14.10	Further Assurances

The Parties will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement, the transactions contemplated by this Agreement and every provision thereof.

14.11	Several Obligations

The obligations of each of the Parties under this Agreement shall be several and not joint.

14.12	Third Parties

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

14.13	Entire Agreement

This Agreement and the schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof. Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein.

14.14	Titles and Headings

The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

14.15	No Other Agreements

None of the Investors has entered or will enter into any agreement or arrangement of any kind with any Person in respect of such Investor's Units which is inconsistent with this Agreement.

14.16	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

14.17	Severability

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

14.18	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

[EXECUTION PAGES FOLLOW AT THE END OF THE DOCUMENT]

SCHEDULE 1

INVESTORS

AlpInvest Funds

AlpInvest Partners CS Investments 2006 C.V

AlpInvest Partners Later Stage Co-Investments II-A CV

Blackstone Funds

Blackstone Capital Partners (Cayman) V LP

Blackstone Family Investment Partnership (Cayman) V LP

Blackstone Family Investment Partnership (Cayman) V-A LP

Blackstone Participation Partnership (Cayman) V LP

Carlyle Funds

Carlyle Partners IV Cayman, L.P.

CP IV Coinvestment Cayman, L.P.

CEP II Participations Sarl SICAR

Hellman & Friedman Funds

Hellman & Friedman Capital Partners V (Cayman), L.P.

Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.

Hellman & Friedman Capital Associates V (Cayman), L.P.

KKR Funds

KKR VNU (Millenium) Limited

KKR MILLENNIUM FUND (OVERSEAS) L.P.

KKR VNU Equity Investors, LP

Thomas H. Lee Funds

THL Fund VI (Alternative) Corp.

THL Parallel Fund VI (Alternative) Corp.

THL DT Fund VI (Alternative) Corp.

THL Coinvestment Partners, L.P.

Putnam Investment Holdings, LLC

Putnam Investments Employees' Securities Company III LLC

THL Fund V (Alternative) Corp.

THL Parallel Fund V (Alternative) Corp.

THL Cayman Fund V (Alternative) Corp.

Thomas H. Lee Investors, Limited Partnership

Putnam Investment Holdings, LLC

Putnam Investments Employees' Securities Company I LLC

Putnam Investments Employees' Securities Company II LLC

THL (Alternative) Fund V, LP

THL Equity Fund VI Investors (VNU), L.P.

THL Equity Fund VI Investors (VNU) II, L.P.

THL Equity Fund VI Investors (VNU) III, L.P.